EXHIBIT 10.19


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                            STOCK PURCHASE AGREEMENT


                                 BY AND BETWEEN


                                  WATSCO, INC.


                                       AND


                                TREK CORPORATION






                         Dated as of September 10, 1997


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                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS............................................................................1

ARTICLE II SALE AND PURCHASE OF SHARES...........................................................6
        SECTION 2.1 SALE AND PURCHASE OF SHARES..................................................6
        SECTION 2.2 CLOSING......................................................................6
        SECTION 2.3 PURCHASE PRICE...............................................................7
        SECTION 2.4 TREK CLOSING DELIVERIES.....................................................11
        SECTION 2.5 WATSCO CLOSING DELIVERIES...................................................13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF TREK..............................................13
        SECTION 3.1 ORGANIZATION, GOOD STANDING AND AUTHORITY...................................13
        SECTION 3.2 ARTICLES OF INCORPORATION; BYLAWS; MINUTE BOOKS.............................14
        SECTION 3.3 DUE AUTHORIZATION, EXECUTION AND DELIVERY...................................14
        SECTION 3.4 TITLE TO SHARES; CAPITALIZATION; ETC........................................14
        SECTION 3.5 SUBSIDIARIES AND MERGER.....................................................15
        SECTION 3.6 CONSENTS; NO CONFLICT.......................................................16
        SECTION 3.7 TAX MATTERS.................................................................16
        SECTION 3.8 EMPLOYEES, LABOR MATTERS, ETC...............................................18
        SECTION 3.9 FINANCIAL STATEMENTS........................................................19
        SECTION 3.10 CHANGES OF FINANCIAL CONDITION.............................................19
        SECTION 3.11 REAL PROPERTY..............................................................19
        SECTION 3.12 TANGIBLE PERSONAL PROPERTY.................................................21
        SECTION 3.13 INVENTORY..................................................................21
        SECTION 3.14 ACCOUNTS RECEIVABLE........................................................22
        SECTION 3.15 VEHICLES...................................................................22
        SECTION 3.16 CONTRACTS..................................................................22
        SECTION 3.17 LITIGATION AND CLAIMS......................................................23
        SECTION 3.18 COMPLIANCE WITH LAWS AND ORDERS............................................23
        SECTION 3.19 EMPLOYEE BENEFITS..........................................................23
        SECTION 3.20 PERMITS....................................................................26
        SECTION 3.21 INSURANCE POLICIES.........................................................26
        SECTION 3.22 ENVIRONMENTAL MATTERS......................................................26
        SECTION 3.23 RELATIONSHIP WITH AFFILIATES...............................................27
        SECTION 3.24 BROKERS....................................................................28
        SECTION 3.25 NO GUARANTEES; NO POWERS OF ATTORNEY.......................................28
        SECTION 3.26 BANK ACCOUNTS..............................................................28
        SECTION 3.27 CUSTOMERS AND SUPPLIERS....................................................28
        SECTION 3.28 WARRANTIES AND PRODUCT CLAIMS..............................................28
        SECTION 3.29 INTELLECTUAL PROPERTY......................................................29
        SECTION 3.30 INDEBTEDNESS...............................................................29
        SECTION 3.31 ABSENCE OF UNDISCLOSED LIABILITIES.........................................29
        SECTION 3.32 CONTINUANCE OF OPERATIONS..................................................30

                                       i
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        SECTION 3.33 DISCLOSURE.................................................................30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF WATSCO.............................................30
        SECTION 4.1 ORGANIZATION AND AUTHORITY..................................................30
        SECTION 4.2 ARTICLES OF INCORPORATION; BYLAWS...........................................30
        SECTION 4.3 DUE AUTHORIZATION, EXECUTION AND DELIVERY...................................30
        SECTION 4.4 CONSENTS; NO CONFLICTS......................................................31
        SECTION 4.5 BROKERS.....................................................................31
        SECTION 4.6 SECURITIES MATTERS..........................................................31
        SECTION 4.7 DISCLOSURE..................................................................31

ARTICLE V CERTAIN AGREEMENTS OF TREK OR WATSCO..................................................32
        SECTION 5.1 BAKER'S AND ISI'S OPERATION.................................................32
        SECTION 5.2 ACCESS TO BOOKS AND RECORDS OF BUSINESS.....................................33
        SECTION 5.3 EXCLUSIVITY.................................................................34
        SECTION 5.4 QUALIFIED PLANS.............................................................34
        SECTION 5.5 WELFARE BENEFIT PLANS.......................................................35
        SECTION 5.6 SAR AND CERTAIN NOTES.......................................................36
        SECTION 5.7 INDEMNIFICATION.............................................................36
        SECTION 5.8 PAYMENT OF BONUSES..........................................................36

ARTICLE VI MUTUAL AGREEMENTS....................................................................36
        SECTION 6.1 CONFIDENTIALITY.............................................................36
        SECTION 6.2 FURTHER ASSURANCES..........................................................39
        SECTION 6.3 HSR FILINGS.................................................................39
        SECTION 6.4 TAX AGREEMENTS..............................................................39
        SECTION 6.5 REASONABLE EFFORTS TO CLOSE.................................................42
        SECTION 6.6 COOPERATION IN LITIGATION...................................................42
        SECTION 6.7 INTRA-ENTITY OBLIGATIONS....................................................43

ARTICLE VII CONDITIONS TO OBLIGATIONS OF WATSCO.................................................43
        SECTION 7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES..................................43
        SECTION 7.2 PERFORMANCE OF AGREEMENTS...................................................43
        SECTION 7.3 CLOSING DELIVERIES..........................................................43
        SECTION 7.4 DUE DILIGENCE...............................................................43
        SECTION 7.5 MATERIAL ADVERSE CHANGE.....................................................44
        SECTION 7.6 NO ADVERSE PROCEEDINGS......................................................44
        SECTION 7.7 CONSENTS AND APPROVALS......................................................44
        SECTION 7.8 OTHER ASSURANCES............................................................44

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF TREK..................................................45
        SECTION 8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES..................................45
        SECTION 8.2 PERFORMANCE OF AGREEMENTS...................................................45
        SECTION 8.3 CLOSING DELIVERIES..........................................................45
        SECTION 8.4 NO ADVERSE PROCEEDINGS......................................................45
        SECTION 8.5 CONSENTS AND APPROVALS......................................................45

                                       ii
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        SECTION 8.6 PAYMENT.....................................................................45
        SECTION 8.7 OTHER ASSURANCES............................................................46

ARTICLE IX SURVIVAL AND INDEMNIFICATION.........................................................46
        SECTION 9.1 SURVIVAL....................................................................46
        SECTION 9.2 INDEMNIFICATION BY TREK.....................................................46
        SECTION 9.3 INDEMNIFICATION BY WATSCO...................................................46
        SECTION 9.4 METHOD OF ASSERTING CLAIMS..................................................47
        SECTION 9.5 CONTINUED LIABILITY FOR INDEMNITY CLAIMS....................................50
        SECTION 9.6 LIMITATIONS ON INDEMNIFICATION..............................................50
        SECTION 9.7 TIME LIMITS ON CLAIMS.......................................................51
        SECTION 9.8 REMEDIES....................................................................52
        SECTION 9.9 SOURCES OF PAYMENT..........................................................52

ARTICLE X TERMINATION...........................................................................52
        SECTION 10.1 GROUNDS FOR TERMINATION....................................................52
        SECTION 10.2 EFFECT OF TERMINATION......................................................53

ARTICLE XI MISCELLANEOUS........................................................................53
        SECTION 11.1 NOTICES....................................................................53
        SECTION 11.2 FEES AND EXPENSES..........................................................54
        SECTION 11.3 PUBLIC ANNOUNCEMENTS.......................................................54
        SECTION 11.4 ENTIRE AGREEMENT...........................................................54
        SECTION 11.5 WAIVER; REMEDIES...........................................................55
        SECTION 11.6 AMENDMENT..................................................................55
        SECTION 11.7 ASSIGNMENT; BENEFITS AND BINDING EFFECT....................................55
        SECTION 11.8 CAPTIONS; REFERENCES.......................................................55
        SECTION 11.9 EXHIBITS AND SCHEDULES.....................................................55
        SECTION 11.10 GOVERNING LAW.............................................................55
        SECTION 11.11 COUNTERPARTS..............................................................56
        SECTION 11.12 SEVERABILITY..............................................................56
        SECTION 11.13 NO THIRD PARTY BENEFICIARY................................................56
        SECTION 11.14 SURVIVAL..................................................................56
        SECTION 11.15 ATTORNEYS' FEES; CONSENT TO NON-EXCLUSIVE JURISDICTION....................56
        SECTION 11.16 SPECIFIC PERFORMANCE......................................................56
        SECTION 11.17 RIGHT TO CURE BREACHES....................................................57
        SECTION 11.18 INTEREST..................................................................57

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                                      iii
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                                      LIST OF EXHIBITS
                                      ----------------

               Exhibit A              Stock Power
               Exhibit B              Noncompetition Agreement
               Exhibit C              Escrow Agreement
               Exhibit D              Trek Bringdown Certificate
               Exhibit E              Trek Secretary's Certificate
               Exhibit F              Baker Secretary's Certificate
               Exhibit G              ISI's Secretary's Certificate
               Exhibit H              Trek Legal Opinion
               Exhibit I              Watsco Bringdown Certificate
               Exhibit J              Watsco Secretary's Certificates
               Exhibit K              Watsco Legal Opinion












                                       iv
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                            LIST OF SCHEDULES
                            -----------------


           Schedule 3.1           Qualifications to Do Business

           Schedule 3.4(b)        Baker Capital Stock

           Schedule 3.5(b)        ISI Capital Stock

           Schedule 3.5(c)        Booth Matters

           Schedule 3.6           Consents

           Schedule 3.7           Tax Matters

           Schedule 3.7(b)        Tax Compliance

           Schedule 3.8(b)        Salaries and Wages

           Schedule 3.9           Financial Statements

           Schedule 3.10          Changes of Condition

           Schedule 3.11(a)       Owned Real Property

           Schedule 3.11(b)(1)    Leased Real Property

           Schedule 3.11(b)(2)    Landlord Consents

           Schedule 3.11(d)       Facility Permits

           Schedule 3.11(e)       Current use

           Schedule 3.12          Liens on Tangible Personal Property

           Schedule 3.13          Liens on Inventory

           Schedule 3.14          Liens on Accounts Receivable

           Schedule 3.15          Vehicles

           Schedule 3.16          Contracts

           Schedule 3.17          Litigation and Claims

           Schedule 3.18          Compliance Issues

                                       v
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           Schedule 3.19(a)       Benefit Plans

           Schedule 3.19(b)       ERISA Compliance Issues

           Schedule 3.19(c)       ERISA Filings

           Schedule 3.19(g)       Certain Transactions

           Schedule 3.19(i)       Stock Appreciate Rights Plan Participants

           Schedule 3.19(j)       Certain Benefit Plan Liabilities

           Schedule 3.20          Permits

           Schedule 3.21          Insurance Policies

           Schedule 3.22          Environmental Matters

           Schedule 3.23(a)       Relationship With Affiliates

           Schedule 3.23(b)       Loans to Employees

           Schedule 3.25          Guaranties

           Schedule 3.26          Bank Accounts

           Schedule 3.27          Customers and Suppliers

           Schedule 3.29          Intellectual Property

           Schedule 3.30          Indebtedness

           Schedule 3.31          Undisclosed Liabilities

           Schedule 4.4           Consents and Other Matters

           Schedule 5.1           Operation of Baker and ISI Prior to Closing

           Schedule 9.2(a)(ii)    Special Indemnification Matters

                            STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of the 10th day of September, 1997, by and between WATSCO, INC., a Florida corporation ("WATSCO"), and TREK CORPORATION, a Wisconsin corporation ("TREK").


                                   BACKGROUND


        A. Trek owns all of the issued and outstanding capital stock of the Baker Distributing Company, a Florida corporation ("BAKER"; for purposes of clarity, it is understood that Baker includes entities that have merged with and into Baker). Baker is engaged in the business of marketing and distributing heating, air conditioning, and refrigeration systems parts, supplies and equipment. Baker has 83 distribution facilities in the States of Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina and Virginia, a headquarters facility in Jacksonville, Florida and a central distribution facility in Jacksonville, Florida, which collectively serve markets throughout the Southeastern United States.

        B. Baker owns all of the issued and outstanding capital stock of Intercompany Services Inc., a Florida corporation ("ISI"). ISI is engaged in the business of providing replacement contracts for compressors covering periods following the expiration of the applicable manufacturer's warranty.

        C. On the terms and subject to the conditions set forth herein, Watsco desires to purchase from Trek, and Trek desires to sell to Watsco, all of the issued and outstanding capital stock of Baker in a transaction designed to allow the parties to make applicable elections under Section 338(h)(10) of the Code (as hereinafter defined).

        D. In order to induce Watsco to enter into this Agreement, Trek has agreed to enter into a noncompetition agreement with Watsco. Without the agreement of Trek to execute the noncompetition agreement, Watsco would not have entered into this Agreement.

        Accordingly, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:



                                    ARTICLE I
                                   DEFINITIONS

        In addition to the terms defined in the preamble, in the Background section and in other Articles of this Agreement, as used in this Agreement, the following terms have the meanings indicated below:

        "AFFILIATE" of a Person or entity means a Person that directly or indirectly through one or more intermediates controls, is controlled by, or is under common control with, the first Person. "CONTROL" (including the terms "controlled by" and "under common control with"), whether or not capitalized, means the possession, directly or indirectly, of the power to direct or cause the

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direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. Without limiting the foregoing, for purposes of clarity, (1) ownership of twenty-five percent (25%) or more of the voting securities of a corporation shall be presumed to constitute control, and (2) until (but not after) the Closing, Baker and ISI are each an Affiliate of Trek.

        "AFFILIATED GROUP" means any affiliated group within the meaning of
Section 1504(a).

        "BENEFIT PLAN" means any Plan established by Trek, Baker or ISI, or any predecessor or ERISA Affiliate of Trek, Baker or ISI, existing at the Closing or prior thereto, to which Trek, Baker or ISI has any Liability to provide any benefits or contributions to or on behalf of any present (as of the date of this Agreement or as of the Closing Date) or former employee, or any present or former independent contractor, of Baker or ISI, or under which any such person or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

        "BOOTH" means Booth Refrigeration Supply Company, Inc., a Virginia corporation that merged with and into Baker on June 26, 1997.

        "BUSINESS DAY" means any day which is not a Saturday, Sunday or legal holiday in Miami, Florida.

        "CDC FACILITY" means the Leased Facility (as hereinafter defined) located at 8010 Westside Industrial Drive, Jacksonville, Florida 32219.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

        "CERCLIS" means the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. ss.300.5.

        "CLOSING DATE FINANCIAL STATEMENTS" has the meaning ascribed to such term in Section 2.3.

        "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "CONTRACT" means all written contracts, agreements, license agreements, leases, subleases, assignments, purchase agreements, indentures, mortgages, instruments of indebtedness, security agreements, guaranties, purchase orders, sales orders, and distribution agreements.

        "ENVIRONMENTAL LAW" means all Laws concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, groundwater, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes including, but not limited to, CERCLA, the Resource

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Conservation and Recovery Act, as amended, the Clean Air Act, as amended, the
Clean Water Act, as amended, and the Occupational Safety and Health Act, as amended, and similar state and local laws, rules and regulations.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "ERISA AFFILIATE" means any Person which is under common control with Trek, Baker or ISI who, together with any of (as the case may be), is treated as a single employer within the meanings of Sections 414(b), (c), (m) and (o) of the Code.

        "GAAP" means United States generally accepted accounting principles, applied consistently and using the historical accounting policies of Baker and ISI as are reflected in the audited Financial Statements.

        "GOODMAN" means GMC Sales Corp. and its Affiliates, a nationally-known manufacturer of heating and air conditioning products.

        "GOVERNMENTAL AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

        "HAZARDOUS MATERIALS" means (1) any petroleum or petroleum products, flammable or explosive materials, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (2) any chemicals or other materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (3) any other chemical or other material or substance, exposure to which is now prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

        "HQ FACILITY" means the Owned Facility (as hereinafter defined) located at 7892 Baymeadows Way, Deerwood Center, Jacksonville, Florida 32256.

        "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "INTELLECTUAL PROPERTY " means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, copyrights and copyright rights; pending applications for and registrations of patents, trademarks, service marks, and copyrights; trade secrets, know how, computer software programs; and rights in any and all of the foregoing.

        "IRS" means the United States Internal Revenue Service.

        "KNOWLEDGE OF TREK" or "KNOWN TO TREK" means the actual knowledge of any executive officer of Trek or Baker and the Chairman of the Board of Directors of Baker and of any person who served as an executive officer of Baker or Booth or as the Chairman of the Board of Directors of Baker at any time after September 30, 1996.

        "LAWS" means all laws, statutes, rules, regulations, ordinances, Orders and the Knowledge such person would have had following a reasonable investigation concerning the existence of such fact or matter and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental Authority, including common law.

        "LIABILITIES" means all indebtedness, debt, commitments, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, whether accrued or unaccrued, whether asserted or unasserted, whether known or unknown, or whether due or to become due).

        "LIENS" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, community property interest, equitable interest, option, right of first refusal, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other Contract to give any of the foregoing.

        "LOSSES" means any and all damages, fines, costs, fees, Liabilities, penalties, deficiencies, losses, amounts paid in settlement, and expenses (including, but not limited to, interest, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

        "MATERIAL ADVERSE EFFECT" means any effect which is materially adverse to the assets, Liabilities, properties, Permits, businesses, operations, financial condition or results of operations of Baker and ISI (considered on a consolidated basis). For purposes of clarity, no Losses shall be considered to be materially adverse unless such Loss (together with all Losses arising from the same and similar events or circumstances) exceeds two hundred fifty thousand dollars ($250,000).

        "NET BOOK VALUE OF BAKER" means as of the Closing Date the consolidated net book value of Baker's and ISI's assets as determined in accordance with GAAP, as modified by this Agreement.

        "NPL" means the National Priorities List under CERCLA.

        "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case, whether preliminary or final).

        "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of Baker consistent with past custom and practice (including with respect to quantity and frequency); it being understood that such term does not include any action which requires the approval of the Board of Directors or shareholder of Baker.

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        "PBGC" means the Pension Benefit Guaranty Corporation established under
ERISA.

        "PENSION BENEFIT PLAN" means each Benefit Plan which is an employee pension benefit plan within the meaning of Section 3(2) of ERISA.

        "PERMITS" means all licenses, permits, certificates of authority, variances, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

        "PERSON" means any natural person, corporation, general partnership, limited partnership, proprietorship, limited liability company, joint venture, other business organization, trust, union, association or Governmental Authority.

        "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation, unemployment or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of ERISA.

        "QUALIFIED PLAN" means each Benefit Plan which is intended to qualify under Section 401(a) of the Code.

        "RELATED AGREEMENTS" means the Stock Power, the Noncompetition Agreement, the Employment Agreements, the Trek Bringdown Certificate, the Trek Secretary's Certificate, the Baker Secretary's Certificate, the ISI Secretary's Certificate and the Escrow Agreement.

        "REPRESENTATIVES" means, with respect to any Person, such Person's officers, directors, employees, counsel, financial advisors, consultants, and other representatives.

        "TAX" or "TAXES" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "TAX BENEFIT" means the amount of the reduction an Indemnified Party's (as hereinafter defined) Liability for Taxes realized or realizable (including increases of recoveries of Taxes and the carryover of net operating and capital losses) as a result of the payment or accrual of any Loss or Tax. For purposes of this paragraph, Tax Liability shall be the Liability for Taxes before estimated Tax payments and overpayments from prior periods reflected in (i) any consolidated federal income tax return and combined or unitary state and local tax returns of such Indemnified Party or (ii) such Indemnified Party's separate return if the Indemnified Party suffers any Loss or

Tax and does not join in the filing of a consolidated federal income tax return or in a combined or unitary state and local tax return.

        "TAX COST" means the amount of the increase in an Indemnified Party's Liability for Taxes (including decreases in recoveries of Taxes and net operating and capital losses) as the result of the payment or accrual of any Loss or Tax. For purposes of this paragraph, Liability for Taxes shall be the Tax Liability before estimated Tax payments and overpayments from prior periods reflected in (i) the consolidated federal income Tax Return and combined or unitary state and local Tax Returns of such Indemnified Party or (ii) such Indemnified Party's separate return if the Indemnified Party suffers any Loss or Tax and does not join in the filing of a consolidated federal income tax return or in a combined or unitary state and local tax return.

        "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "TREASURY REGULATIONS" means the regulations prescribed under the Code.

        "TREK'S ACCOUNTANTS" means Deloitte & Touche LLP or such other independent and nationally recognized accounting firm as Trek may engage from time to time in connection with this Agreement.

        "WATSCO'S ACCOUNTANTS" means Arthur Andersen LLP or such other independent and nationally recognized accounting firm as Watsco may engage from time to time in connection with this Agreement.



                                   ARTICLE II
                           SALE AND PURCHASE OF SHARES

        SECTION 2.1 SALE AND PURCHASE OF SHARES.

        Subject to the terms and conditions set forth herein, at the Closing (as defined below), Trek shall sell to Watsco, free and clear of any Liens, and Watsco shall purchase, all of the issued and outstanding capital stock of Baker, which consists of 60 shares, no par value, of common stock (the "SHARES").

        SECTION 2.2 CLOSING.

        The closing of the sale and purchase of the Shares (the "CLOSING") shall take place at the Kampong of the National Tropical Botanical Garden, 4013 Douglas Road, Coconut Grove, Florida 33133 on September 30, 1997 or such other time and date as the parties may agree to in writing (the date on which the Closing occurs is referred to herein as the "CLOSING DATE"). For all purposes, the Closing shall be deemed to be effective as of the close of business on the Closing Date. Subject to the provisions of Article X hereof, failure to consummate the transactions contemplated by this Agreement at the above time and place will not result in termination of this Agreement and will not relieve any party of any of its obligations under this Agreement.

        SECTION 2.3 PURCHASE PRICE.

               (a) PURCHASE PRICE; CLOSING PAYMENT. As consideration for sale of the Shares Watsco shall pay to Trek Sixty Five Million Dollars ($65,000,000), subject to a Purchase Price Adjustment (as adjusted, the "PURCHASE PRICE"). At the Closing, Watsco shall pay to Trek Sixty Million Dollars ($60,000,000) (the "CLOSING PAYMENT") and shall pay to LaSalle National Bank, as escrow agent (the "ESCROW AGENT"), Five Million Dollars ($5,000,000) (the "ESCROW PAYMENT") to be held and disbursed by Escrow Agent under the terms of the Escrow Agreement (as hereinafter defined). The costs and expenses of the Escrow Agent shall be borne 50% by Watsco and 50% by Trek.

               (b) METHOD OF PAYMENT. Payment of the Closing Payment shall be made by Watsco on the Closing Date by wire transfer of immediately available funds to an account designated in writing by Trek. Payment of the Escrow Payment shall be made by Watsco on the Closing Date by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent.

               (c) CALCULATION OF PURCHASE PRICE; DISPUTES. Promptly after the Closing and in any event no later than December 15, 1997, Trek shall deliver to Watsco and the Escrow Agent (i) (A) an audited, consolidated balance sheet of Baker prepared in accordance with GAAP (as modified by this Agreement) dated as of the Closing Date with an unqualified opinion of Trek's Accountant's thereon and (B) Trek's calculation of the Net Book Value of Baker as of such date certified by Trek's Chief Financial Officer as having been prepared in accordance with GAAP (as modified by this Agreement) taking into account the adjustments described in (d)(i) below (collectively (A) and (B) are referred to herein as the "CLOSING DATE FINANCIAL STATEMENTS "), and (ii) a written statement of the Intercompany Account Adjustments (as defined in (d) below) certified by Trek's Chief Financial Officer as having been prepared in accordance with this Agreement and GAAP (as modified by this Agreement) (the "INTERCOMPANY ADJUSTMENTS SCHEDULE").

               In connection with the foregoing, Watsco shall make employees of Baker reasonably available to assist Trek (without charge) and such employees shall be instructed by Watsco to reasonably cooperate with Trek. Watsco agrees that following the Closing and until the final resolution of the calculation of the Purchase Price, Watsco will not take any actions with respect to the accounting books, records, policies and procedures of Baker that are not consistent with GAAP (as modified by this Agreement), except as otherwise provided herein.

               During the ninety (90) days immediately following Watsco's receipt of the Closing Date Financial Statements and the Intercompany Adjustments Schedule, Watsco and Watsco's Accountants shall be entitled to review and audit the Closing Date Financial Statements and the Intercompany Adjustments Schedule and perform additional audit procedures and duplicative audit procedures in connection with such review, and review Trek's and Trek's Accountant's working papers relating to the Closing Date Financial Statements and the Intercompany Adjustments Schedule. The Closing Date Financial Statements and the Intercompany Adjustments Schedule shall become final and binding upon the parties on the ninetieth (90th) day following delivery thereof to Watsco, unless Watsco gives written notice to Trek and the Escrow Agent of its disagreement with the Closing Date Financial Statements and/or the Intercompany Adjustments Schedule (a "NOTICE OF DISAGREEMENT") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and the amount Watsco believes to be owing to it by Trek or the Escrow Agent. Watsco may dispute the amount of any item reflected in or omitted from the Closing Date Financial Statements and the Intercompany Adjustments Schedule which, alone or together with similar items, is material in relation to such item, but only on the basis that such amount was not arrived at in accordance with GAAP and this Agreement. If a timely Notice of Disagreement is received by Trek with respect to the Closing Date Financial Statements and the Intercompany Adjustments Schedule, then the Closing Date Financial Statements and the Intercompany Adjustments Schedule (as revised in accordance with the provisions set forth below), shall become final and binding upon the parties on the earlier of: (1) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement; or (2) the date any matters properly in dispute are finally resolved in writing by the Settlement Accountants (as defined below).

               During the thirty (30) days immediately following the delivery of any Notice of Disagreement, Trek and Watsco shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. At the end of such 30-day period, either Trek or Watsco may submit to a nationally recognized firm of independent certified accountants (the "SETTLEMENT ACCOUNTANTS") for review and resolution any and all matters which remain in dispute and which were included in any Notice of Disagreement, and the Settlement Accountants shall be instructed to resolve all matters which remain in dispute and, after resolving such matters that are in dispute and taking into account all matters which are not in dispute, calculate the Net Book Value of Baker as of the Closing Date. The Settlement Accountants shall be instructed to use reasonable efforts to perform its services within 15 Business Days of submission of the disputes, and in any case, as soon as practicable after such submission. The Closing Date Financial Statements and the Intercompany Adjustments Schedule, with such adjustments as necessary to reflect the Settlement Accountants' resolution of the matters in dispute, shall become final and binding on Watsco and Trek on the date the Settlement Accountants deliver their written resolution to the parties, absent manifest error. The Settlement Accountants shall be Price Waterhouse, or if such firm is unable or unwilling to act, such other nationally recognized firm of independent certified accountants (who have not performed services for either of Trek, Watsco or their respective Affiliates within the last five (5) years) selected by mutual agreement of Trek and Watsco. If Trek and Watsco are unable to agree, they shall retain the American Arbitration Association to select the Settlement Accountants. The costs and expenses of the Settlement Accountants (and of the American Arbitration Association, if used) shall be borne 50% by Watsco and 50% by Trek.

               (d)     CERTAIN ADJUSTMENTS.

                       (i) In addition to adjustments set forth elsewhere in the
               Agreement, the following adjustment shall be taken into account in the preparation of the Closing Date Financial Statements, notwithstanding that the amount will not be determined until after the Closing Date: On September 30, 1997, the Board of Directors of Baker shall declare a dividend to its shareholder of record as of the close of business on September 29, 1997, payable at such time as the Closing Date Financial Statements have become final and binding on Trek and Watsco (as provided in (c) above), equal to the amount, if any, of the "Due from Trek" intercompany account after taking into account the effect of the Intercompany Account Adjustments. The amount of the dividend shall be offset against the "Due from Trek" intercompany account as of the Closing Date which shall be reduced to zero. If the "Due from Trek" intercompany account represents an amount owing by Baker to Trek as of the Closing Date, Watsco shall cause Baker to pay such amount to Trek after taking into account the effect of the Intercompany Account Adjustments.

                       (ii) The following adjustments constitute the
               "INTERCOMPANY ACCOUNT ADJUSTMENTS" and shall be taken into account in the preparation of the Intercompany Adjustments
               Schedule:

                              (A) The outstanding principal balance and all
                       accrued but unpaid interest of the promissory notes listed on SCHEDULE 3.23(B) shall be reclassified and debited to the "Due from Trek" intercompany account.

                              (B) Pursuant to Section 5.6, the outstanding
                       principal balance and all accrued but unpaid interest on the SAR Notes (as defined in Section 5.6), shall be reclassified and credited to the "Due from Trek" intercompany account.

                              (C) Pursuant to Section 5.6, the amounts payable
                       to Terry Kelly, Carole Poindexter, Vernon Stacey and Jack Faulkner under Trek's Appreciation Rights Plan shall be reclassified and credited to the "Due from Trek" intercompany account.

                              (D) The amount, if any, of "Prepaid Federal and
                       State Income Taxes" shall be reclassified and debited to the "Due from Trek" intercompany account.

                              (E) The amount, if any, of "Accrued Federal and
                       State Income Taxes" shall be reclassified and credited to the "Due from Trek" intercompany account.

                              (F) The amount derived by multiplying 38% by the
                       sum of (B) and (C) above (such amount representing the deferred tax asset of such items) shall be reclassified and debited to the "Due from Trek" intercompany account.

               (e)     ADJUSTMENT TO THE PURCHASE PRICE.

                       (i) In the event the Net Book Value of Baker as reflected
               on the Closing Date Financial Statements (as finally determined in accordance with (c) above but excluding the effects of the Intercompany Account Adjustments) equals or exceeds $28,750,000, then the Escrow Agent shall remit the full amount of the Escrow Payment and all earnings thereon to Trek, and Watsco shall pay (or cause Baker to pay) to Trek the net amount of the Intercompany Account Adjustments.

                       (ii) In the event the Net Book Value of Baker as
               reflected on the Closing Date Financial Statements (as finally determined in accordance with (c) above but excluding the effects of the Intercompany Account Adjustments) is less than the $28,750,000 (the amount by which it is less than $28,750,000 is referred to herein as the "SHORTFALL"), then:

                              (A) if the Shortfall is less than the Escrow
                       Payment, (1) the Escrow Agent shall remit the amount of the Shortfall to Watsco (together with a pro rata portion of the earnings thereon), (2) after taking into account
                       (1), the Escrow Agent shall remit the balance, if any, of the Escrow Payment to Trek (together with the remaining earnings thereon), and (3) Watsco shall pay (or cause Baker to pay) to Trek the net amount of the Intercompany Account Adjustments; or

                              (B) if the Shortfall is more than the Escrow
                       Payment, (1) the Escrow Agent shall remit to Watsco the full amount of the Escrow Payment (together will all earnings thereon), (2) Trek shall pay to Watsco the amount by which the Shortfall exceeds the Escrow Payment, and (3) Watsco shall pay (or cause Baker to pay) to Trek the net amount of the Intercompany Account Adjustments.

               All payments by Trek or Watsco required to be made under this subsection (d) shall be due and payable three (3) Business Days after the Net Book Value of Baker is finally determined in accordance with (c) above.

               (f) COOPERATION. Watsco shall cause Watsco's Accountants, and Trek shall cause Trek's Accountants, to cooperate with each other and with the Settlement Accountants in connection with the resolution of any disputes related to the calculation of the Closing Date Financial Statements and the Intercompany Account Adjustments, including but, not limited to, sharing of work papers.

               (g) CERTAIN ACCOUNTING MATTERS. Watsco acknowledges Baker's obligation of $240,000 payable to Mr. Jack Faulkner for the period from October 1, 1997 through September 30, 1998 pursuant to the letter agreement (the "FAULKNER LETTER"), which is included in SCHEDULE 3.8(B), dated March 1, 1996 and agrees that such obligation shall be funded by Baker and shall not be included in Baker's Closing Date Financial Statements. Trek agrees and acknowledges that all subsequent obligations enumerated in the Faulkner Letter shall be borne by Trek.

               Trek agrees and acknowledges that, if the proposed lump sum payments that have been offered to the former employees of Booth (which offers are described on SCHEDULE 5.1) are not accepted prior to Closing, the obligations owing by Baker to such employees under their employment agreements with Baker shall be accrued on the Closing Date Financial Statements.

        SECTION 2.4 TREK CLOSING DELIVERIES.

        At the Closing, Trek shall deliver all of the following documents, materials and instruments to Watsco, each in form and substance reasonably satisfactory to Watsco:

               (a) SHARES. One or more certificates representing all of the Shares or accompanied by stock power(s) substantially in the form attached hereto as EXHIBIT A (the "STOCK POWER"), duly executed in blank by an authorized officer of Trek, and bearing or accompanied by any requisite stock transfer stamps.

               (b) NONCOMPETITION AGREEMENT. A noncompetition agreement in the form of the agreement attached hereto as EXHIBIT B (the "NONCOMPETITION AGREEMENT"), duly executed by an authorized officer of Trek.

               (c) ESCROW AGREEMENT. An escrow agreement in the form of the agreement attached hereto as EXHIBIT C (the "ESCROW AGREEMENT"), duly executed by an authorized officer of Trek and by an authorized officer of Escrow Agent.

               (d) BRINGDOWN CERTIFICATE. A certificate in the form of the certificate attached hereto as EXHIBIT D (the "TREK BRINGDOWN CERTIFICATE"), duly executed by an authorized officer of Trek.

               (e) SECRETARY'S CERTIFICATE. A secretary's certificate of Trek in the form of the certificate attached hereto as EXHIBIT E (the "TREK SECRETARY'S CERTIFICATE"), duly executed by the Secretary or an Assistant Secretary of Trek authorized to execute and deliver such certificate.

               (f) SECRETARY'S CERTIFICATE. A secretary's certificate of Baker in the form of the certificate attached hereto as EXHIBIT F (the "BAKER SECRETARY'S CERTIFICATE"), duly executed by the Secretary or an Assistant Secretary of Baker authorized to execute and deliver such certificate.

               (g) SECRETARY'S CERTIFICATE. A secretary's certificate of ISI in the form of the certificate attached hereto as EXHIBIT G (the "ISI SECRETARY'S CERTIFICATE"), duly executed by the Secretary or an Assistant Secretary of ISI authorized to execute and deliver such certificate.

               (h) LEGAL OPINION. The opinions of counsel to Trek substantially in the form of the opinions attached hereto as EXHIBIT H hereto (collectively the "TREK LEGAL Opinions").

               (i) MINUTE BOOKS AND SHARE CERTIFICATES. The original minute books, the corporate seal and the stock ledger and stock books of Baker and each entity that has merged into Baker (to the extent they exist) and the original certificate of ISI representing the shares of its capital stock that are owned by Baker (the "ISI SHARES").

               (j) LEASED REAL PROPERTY. With respect to each Leased Facility included on SCHEDULE 3.11(B)(2), a letter from the landlord acknowledging consent to the proposed change in control of Baker, in form and substance reasonably satisfactory to Watsco.

               (k) OWNED REAL PROPERTY. With respect to the HQ Facility, evidence that the appropriate documents have been filed with the appropriate registrar of deeds to reflect that the property is owned by "Baker Distributing Company".

               (l) LIENS AND CONSENTS. Evidence that all Liens on the Shares, the ISI Shares, the assets of Baker or ISI or otherwise affecting or relating to Baker or ISI have been released (or in the case of the SBA loan and the mortgage listed on SCHEDULE 3.30, pay off letters from the applicable lenders effective through and including October 1) and that all consents and notices required in the reasonable opinion of Watsco to be obtained or given in connection with the consummation of the transactions contemplated hereby have been obtained or given, including, but not limited to, the consents and notices listed on SCHEDULE 3.6.

               (m) SAR. Evidence that the actions described in Section 5.6 have been taken including, but not limited to, the assignment by allonge to Trek of all of the promissory notes described on SCHEDULE 3.23(B).

               (n) RESIGNATION OF DIRECTORS OR OFFICERS. The resignations or evidence of removal from office of all directors and officers of each of Baker and ISI whose resignations shall have been requested by Watsco.

               (o) PROFIT SHARING PLAN. Evidence that the Board of Directors of Baker has begun the termination of Baker's Profit Sharing and Retirement Plan as required by Section 5.4 hereof.

               (p) GUARANTIES. Evidence of the release of Baker and ISI from any Liabilities under the guaranties listed on SCHEDULE 3.25 other than the Booth Guaranties (as defined in such schedule).

        Trek shall also execute and deliver to Watsco at Closing such other documents, materials and instruments as Watsco may reasonably request in order to consummate the transactions contemplated hereby.

        SECTION 2.5 WATSCO CLOSING DELIVERIES.

        At the Closing, Watsco shall tender payment of the Closing Payment to Trek and the Escrow Payment to the Escrow Agent in the manner described in this
Article II and deliver to Trek all of the following documents, materials and instruments, each in form and substance reasonably satisfactory to Trek:

               (a) ESCROW AGREEMENT. The Escrow Agreement, duly executed by an authorized officer of Watsco.

               (b) BRINGDOWN CERTIFICATE. A certificate in the form of the certificate attached hereto as EXHIBIT I (the "WATSCO BRINGDOWN CERTIFICATE"), duly executed by an authorized officer of Watsco.

               (c) SECRETARY'S CERTIFICATES. A secretary's certificate of Watsco in the form of the certificate attached hereto as EXHIBIT J (the "WATSCO SECRETARY'S CERTIFICATE"), duly executed by the Secretary or an Assistant Secretary of Watsco authorized to execute and deliver such certificate.

               (d) LEGAL OPINION. The opinion of Moore & Van Allen, PLLC, special counsel to Watsco substantially in the form of the opinion attached hereto as EXHIBIT K hereto (the "WATSCO LEGAL OPINION").

               (e) CONSENTS. Evidence that all consents and notices required in the reasonable opinion of Trek to be obtained or given in connection with the consummation of the transactions contemplated hereby have been obtained, including, but not limited to, the consents and notices listed on SCHEDULE 4.4.

        Watsco shall also execute and tender to Trek at Closing such other documents, materials and instruments as Trek may reasonably request in order to consummate the transactions contemplated hereby.


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF TREK

        Trek hereby makes to Watsco all of the representations and warranties set forth in this Article III:

        SECTION 3.1 ORGANIZATION, GOOD STANDING AND AUTHORITY.

        Trek is duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Baker and ISI are each duly organized, validly existing and in good standing under the laws of the State of Florida. Baker is duly qualified to do business as a foreign corporation in the jurisdictions set forth in SCHEDULE 3.1, which are all the jurisdictions where the character of the properties it owns, leases or operates, or the conduct of its business, requires such qualification except where the failure to be qualified could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on
SCHEDULE 3.1, each of Baker and ISI has
full corporate power and authority to own the properties and assets owned by it, to lease the properties and assets held by it under lease, to carry on the operation of its respective business as it is now being conducted by it, and to operate its respective business as heretofore operated by it. Trek has full corporate power to enter into this Agreement and the Related Agreements to which it is a party and perform its obligations under this Agreement and such Related Agreements.

        SECTION 3.2 ARTICLES OF INCORPORATION; BYLAWS; MINUTE BOOKS.

        True and complete copies of the articles of incorporation and by-laws of each of Baker, ISI and Trek, as amended to and including the date hereof, have been delivered to Watsco. None of Trek, Baker or ISI is in violation of any provision of its articles of incorporation or by-laws. The minute books, stock books and stock transfer records of Baker, ISI and Booth that have been made available to Watsco represent the only records in the possession of Baker or any of its Affiliates or Representatives of the issuance or transfer of capital stock of Baker, ISI or Booth or of meetings, consents, proceedings or other actions of the shareholders, board of directors or committees of the board of directors of any of Baker, ISI or Booth.

        SECTION 3.3 DUE AUTHORIZATION, EXECUTION AND DELIVERY.

        Subject to receipt of the approvals and consents set forth in SCHEDULE
3.6 and the applicable requirements of the HSR Act, Trek has full corporate authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and under such Related Agreements and to consummate the transactions contemplated hereby and thereby, and Trek has duly executed and delivered this Agreement, and this Agreement constitutes (and, when executed and delivered, the Related Agreements to which it is a party will constitute) the legal, valid and binding obligations of Trek enforceable against it in accordance with its terms, except that such enforcement (a) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, and (b) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

        SECTION 3.4 TITLE TO SHARES; CAPITALIZATION; ETC.

               (a) TITLE. Trek owns beneficially and of record all of the Shares free and clear of any Liens. Upon the delivery of and payment for the Shares as provided for in this Agreement, Watsco will acquire good and valid title to all the Shares, free and clear of any Lien other than any Lien arising by any action taken by Watsco.

               (b) AUTHORIZED AND ISSUED CAPITAL STOCK. The authorized and issued capital stock of Baker is as set forth on SCHEDULE 3.4(B). The Shares have been duly authorized and validly issued, are fully paid and nonassessable and are the only issued and outstanding shares of capital stock of Baker.

               (c) NO EQUITY RIGHTS. There are no preemptive or similar rights on the part of any holders of any class of securities of Baker. There are no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating Baker or any other Person, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of Baker, or any securities convertible into or exchangeable for any such shares, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of Baker or any other Person to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of Baker.

        SECTION 3.5 SUBSIDIARIES AND MERGER.

               (a) NO SUBSIDIARIES. Except for the ISI Shares, Baker does not own, directly or indirectly, any shares of capital stock or other equity interest (or any other interest convertible into an equity interest) in any Person and has no commitment to contribute to the capital of, make loans to, or share in the profits or losses of, any Person.

               (b) ISI SHARES. Baker owns beneficially and of record all of the ISI Shares free and clear of any Liens. The authorized and issued capital stock of ISI is as set forth on SCHEDULE 3.5(B). The ISI Shares have been duly authorized and validly issued, are fully paid and nonassessable and are the only issued and outstanding shares of capital stock of ISI. There are no preemptive or similar rights on the part of any holders of any class of securities of ISI. There are no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating ISI or any other Person, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of ISI, or any securities convertible into or exchangeable for any such shares, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of ISI or any other Person to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of ISI.

               (c) BOOTH MERGER. The merger of Booth with and into Baker was properly authorized by all necessary directors and shareholder action on the part of Booth and of Baker. Booth has been merged with and into Baker, and the separate existence of Booth has ceased. Baker possesses all of the rights, privileges, powers, franchises and properties (real and personal, tangible and intangible) of Booth. Except as set forth in
        SCHEDULE 3.5(C) and for consents, authorizations, Permits, appraisals and notices where the failure to have obtained or given them could not reasonably be expected to have a Material Adverse Effect, no consent, authorization, Permit or approval of or from, or notice to, any Person or Governmental Authority was required as a condition to the execution and delivery of the articles of merger and related plan of merger by which Booth merged with and into Baker and the consummation of the merger contemplated thereby (other than the filing of the articles of merger with the Secretary of State of the State of Florida and with the Secretary of State of the Commonwealth of Virginia, which filings have been made). Except as set forth on SCHEDULE 3.5, the merger of Booth with and into Baker did not conflict with, give rise to a right of termination of, contravene or constitute a default under, or be an event which with the giving of notice or passage of time or both will become a default under, or give to others any rights of termination or cancellation of, or give rise to a right of acceleration of the performance required by or maturity of, or result in the creation of any Lien, Tax, Loss, Liabilities or loss of any rights with respect to Booth or Baker pursuant to any of the terms, conditions or provisions of or under any applicable Law, the articles of incorporation or by-laws of Booth or Baker or under any Contract binding upon Booth or Baker, or to which any of the assets or properties of Booth or Baker or any of the Shares is subject which conflict, default, right, Lien, Tax, Loss, or Liabilities could reasonably be expected to have a Material Adverse Effect on Baker. Prior to the merger of Booth with and into Baker, Baker owned all of the issued and outstanding shares of capital stock of Booth.

        SECTION 3.6 CONSENTS; NO CONFLICT.

        Except as set forth in SCHEDULE 3.6 and for applicable requirements of the HSR Act, (a) no consent, authorization, Permit or approval of or from, or notice to, any Person or any Governmental Authority is required as a condition to the execution and delivery of this Agreement or the Related Agreement by Trek and the consummation of the transactions contemplated by this Agreement and the Related Agreements by Trek, and (b) the execution and delivery of this Agreement and the Related Agreements by Trek and the consummation of the transactions contemplated hereby and thereby by Trek will not conflict with, give rise to a right of termination of, contravene or constitute a default under, or be an event which with the giving of notice or passage of time or both will become a default under, or give to others any rights of termination or cancellation of, or give rise to a right of acceleration of the performance required by or maturity of, or result in the creation of any Lien, Tax, Losses, Liabilities or loss of any rights with respect to Trek, Baker and ISI pursuant to any of the terms, conditions or provisions of or under any applicable Law, the articles of incorporation or by-laws of Trek, Baker and ISI or under any material Contract binding upon Trek, Baker and ISI, or to which any of the assets or properties of Baker or ISI or any of the Shares or any of the ISI Shares is subject, which or the lack of which could reasonably be expected to have a Material Adverse Effect.

        SECTION 3.7 TAX MATTERS.

               (a) TAX RETURNS. Except as set forth on SCHEDULE 3.7, each of Baker and ISI has duly and timely filed (or caused to be filed or has timely filed for an extension) or, where permitted or required, the Affiliated Group of which Baker and ISI are members has filed (or caused to be filed or has timely filed for an extension), all Tax Returns that each was required to file prior to the date hereof. All such Tax Returns were correct and complete in all material respects. Except as disclosed on SCHEDULE 3.7, none of Trek, Baker or ISI is currently the beneficiary of any extension of time within which to file any Tax Return.

               (b) COMPLIANCE. Except as set forth on SCHEDULE 3.7, all Taxes that are or may become payable by either Baker or ISI or that are chargeable as a Lien upon the Shares or the ISI Shares (whether or not shown on any Tax Return) as of the date hereof have been duly and timely paid or have been provided for in the Financial Statements dated June 30, 1997. Each of Baker and ISI has complied with applicable Law relating to the reporting, payment and withholding of Taxes in connection with amounts paid to its employees, creditors, independent contractors or other third parties and has, within the time and in the manner prescribed by Law, withheld from such amounts and timely paid over to the proper Governmental Authorities all such amounts required to be so withheld and paid over under applicable Law.

               (c) CLAIMS. (i) To the Knowledge of Trek, no written claim (other than a claim that has been finally settled) is pending by a Governmental Authority in a jurisdiction where Baker or ISI does not file Tax Returns or pay or collect Taxes in respect of a particular type of Tax imposed by that jurisdiction that any of Baker or ISI is or may be subject to an obligation to file Tax Returns or pay or collect Taxes in respect of such Tax in that jurisdiction. To the Knowledge of Trek, there is no pending claim or issue (other than a claim or issue that has been finally settled) concerning any Liability for Taxes of either Baker or ISI asserted, raised or threatened by any Governmental Authority in writing and, to the Knowledge of Trek, no such Liability for Taxes has otherwise been threatened.

               (d) WAIVERS. Neither Baker nor ISI has (i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney in each case with respect to any Taxes, which waiver, agreement or power of attorney is currently in force.

               (e) ELECTIONS. SCHEDULE 3.7 lists all material elections for Income Taxes affirmatively made in writing by Trek (solely relating to Baker or ISI), Baker or ISI that are currently in force or to which any of Trek (solely relating to Baker or ISI), Baker or ISI is bound.

               (f) CONSENTS. None of Baker or ISI has filed a consent under
        Section 341(f) of the Code concerning collapsible corporations.

               (g) TAX SHARING AGREEMENTS. None of Baker or ISI is a party to or bound by or has any obligation under any written Tax allocation, sharing, indemnity or similar agreement or arrangement, and none of Baker or ISI (i) is or has ever been a member of any group of companies (other than the Affiliated Group) filing a consolidated, combined or unitary Income Tax Return or (ii) has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law); as a transferee, successor, indemnitor or guarantor; by contract or otherwise.

               (h) U.S. REAL PROPERTY HOLDING CORPORATION. Neither Baker or ISI is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (i) TAX RETURN FILINGS. SCHEDULE 3.7(I) contains a listing of each state in which Trek (relating to Baker or ISI), Baker or ISI filed income Tax Returns for the fiscal year ending September 30, 1996.

               (j) PRE-CLOSING INCOME. Neither Baker nor ISI will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing

        Date, (ii) any "closing agreement," as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law), (iii) any deferred intercompany gain described in Treasury Regulation Sections 1.1502-13 or former Treasury Regulations Section 1.1502-14 or any excess loss account described in Treasury Regulation Sections 1.1502-19 and 1.1502-32 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income tax law), (iv) any sale reported on the installment method where such sale occurred on or prior to the Closing Date, or (v) any prepaid amount received on or prior to the Closing Date.

        SECTION 3.8 EMPLOYEES, LABOR MATTERS, ETC.

               (a) Neither Trek (with respect to Baker), nor Baker is a party to or bound by any collective bargaining or other labor agreement with or relating to any of its employees, and there are no labor unions or other organizations representing any employees of Baker. There has not occurred or been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any of Baker's employees. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employees of Baker.

               (b) SCHEDULE 3.8(B) sets forth the following information for each of Baker's employees as of immediately prior to the date hereof (including, but not limited to, each such person on leave): Employee name, job title, store at which employed, hourly rate, bi-weekly pay, annual pay and hire date. SCHEDULE 3.8(B) also summarizes, under separate heading, for fiscal year 1996, base pay, commissions, and incentives and total compensation for executives, management, branch managers and salesmen.

               SCHEDULE 3.8(B) under separate heading also describes each Contract to which Baker is a party, or is otherwise bound that relates to any employment, severance, change of control, consulting, commission, agency and representative agreement or arrangement, including, but not limited to, all agreements and commitments relating to wages, hours, severance, retirement benefits or annuities, or other terms or conditions of employment (other than employment arrangements terminable at will without payment of any contractual severance or other amount).

               Except as described in SCHEDULE 3.8(B), as of the date of this Agreement, none of the employees of Baker who are executive officers or managers of Baker has, to the Knowledge of Trek, indicated a desire to terminate his or her employment, or any intention to do so, in connection with the transactions contemplated by this Agreement or contemporaneous with or following the Closing.

               (c)     ISI does not have any employees.

        SECTION 3.9 FINANCIAL STATEMENTS.

        SCHEDULE 3.9 contains true and complete copies of the following consolidated financial statements of Baker (collectively with the Closing Date Financial Statements and the Intercompany Adjustments Schedule, the "FINANCIAL STATEMENTS"):

               (a) Unaudited Balance Sheet as of July 31, 1997;

               (b) Unaudited Statement of Income of Baker for the ten (10) months ended July 31, 1997 comparative to July 31, 1996;

               (c) Audited financial statements as of and for the fiscal year ended September 30, 1996 and 1995, together with the auditor's report thereon.

        All such Financial Statements (i) were (or, in the case of the Closing Date Financial Statements, will be) prepared from the accounting books and records of Baker and ISI and, in the case of the audited Financial Statements were prepared in accordance with GAAP (as modified by this Agreement) and (ii) fairly present (or, in the case of the Closing Date Financial Statements and the Intercompany Adjustments Schedule, will fairly present) the consolidated financial condition and results of operations of Baker on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby. The accounting books and records of Baker have been maintained in accordance with the sound business practices and accurately reflect the conduct of business by Baker on a consolidated basis and the assets and liabilities of Baker on a consolidated basis.

        SECTION 3.10 CHANGES OF FINANCIAL CONDITION.

        Except for the execution and delivery of this Agreement and the Related Agreements and except as disclosed on SCHEDULE 3.10 hereof, since September 30, 1996, there has not been any material adverse change, or any event or development which, individually or together with other such events or developments, has resulted in or may result in a material adverse change in the business prospects, business, operations, property, condition (financial or otherwise), Losses, Liabilities or relations with labor, customers or suppliers of Baker or ISI. Since September 30, 1996, except for the merger of Booth with and into Baker, each of Baker and ISI has operated its business in the Ordinary Course of Business.

        SECTION 3.11 REAL PROPERTY.

               (a) OWNED FACILITIES. SCHEDULE 3.11(A) contains a true and correct list of each parcel of real property owned by Baker (each, an "OWNED FACILITY"). Except as set forth in SCHEDULE 3.11(A), Baker has good and marketable fee simple title to such real property, free and clear of all Liens, except for recorded utility easements, road rights of way and other restrictions of record which do not impair, individually or in the aggregate, the current or continued use, occupancy, value or marketability of title of any Owned Facility. Baker is in full possession of all of the real property listed on SCHEDULE 3.11(A), and, except for leases to Goodman pursuant to the Contracts between Baker and Goodman listed on SCHEDULE 3.16, is not a lessor of any space therein.

               (b) LEASED FACILITIES. SCHEDULE 3.11(B)(1) contains a true and correct list of each parcel of real property leased by Baker, as lessee, under any Contract (each, a "LEASED FACILITY"). Except as disclosed on
        SCHEDULE 3.11(B)(1), and except for subleases to Goodman pursuant to the Contracts between Baker and Goodman listed on SCHEDULE 3.16, Baker does not lease any real property as a sublessor or sublessee. (For all purposes of this Agreement, it is understood that, the term "Leased Facility" does not include leases of Owned Facilities or subleases of Leased Facilities granted by Baker to Goodman pursuant to the Contracts between Baker and Goodman listed on SCHEDULE 3.16.)

               Except for Liens identified on SCHEDULE 3.11(B)(1), Baker has a valid leasehold estate in the real properties leased by it free and clear of all Liens but subject to the Contract relating thereto, for the full term thereof. Except as disclosed on SCHEDULE 3.11(B)(1), each such Contract is a legal, valid and binding agreement of Baker enforceable against Baker and the lessor named therein in accordance with its terms and, to the Knowledge of Trek, Baker is not, and no other party thereto is, in default under such Contract and no event has occurred which, after notice or lapse of time or both, would constitute a default thereunder. Except as disclosed on SCHEDULE 3.11(B)(2), the acquisition of the Shares by Watsco will not affect Baker's leasehold estates in any Leased Facility or require notice to or consent of any party to that Contract related thereto (or would with the passage of time or the giving of notice) or give rise to any payments or increased rental or to any right of the lessor party thereto to terminate the lease or any renewal rights or other options related thereto. To the Knowledge of Trek, no notice of foreclosure by a lender to a lessor of any Leased Facility of a Lien against the underlying real property has been received by Trek or Baker.

               (c) DOCUMENTS. Trek has delivered to Watsco prior to the execution of this Agreement true and complete copies of all Contracts (including any amendments and renewal letters relating thereto and all recordings thereof) with respect to any Owned Facility and any Leased Facility. Trek has made available to Watsco prior to the execution of this Agreement true and complete copies of any title policies, title opinions, surveys, environmental inspection reports, soils reports, mechanical or physical inspection reports, certificate of occupancy, operational licenses and permits that Trek or Baker or any of their respective Affiliates or Representatives (as hereinafter defined) have in its or their possession with respect to any Owned Facility or any Leased Facility.

               (d) CONDITION OF IMPROVEMENTS. The improvements located on each Owned Facility and are in good condition and in good repair, ordinary wear and tear excepted, and, other than repairs or maintenance to be performed in the Ordinary Course of Business and the cost of which will not exceed $50,000 in the aggregate, there are no capital repairs or deferred maintenance to be performed. To the Knowledge of Trek, the improvements located on each Leased Facility are in good condition and in good repair, ordinary wear and tear excepted, and there are no capital repairs or deferred maintenance to be performed which could have a Material Adverse Effect. There are no condemnation proceedings pending or, to the Knowledge of Trek, threatened against any Owned Facility or any or improvements thereon. To the Knowledge of Trek, there are no condemnation proceedings pending or threatened against any Leased Facility or improvements thereon. To the Knowledge of Trek, all utilities and similar systems which are required for the operation of Baker's business at all Owned Facilities and all Leased Facilities are installed and operating and are sufficient to enable all real property to continue to be used and operated in the manner currently being used and operated by Baker. Except as disclosed on SCHEDULE 3.11(D), all facilities on all Owned Facilities and, to the Knowledge of Trek, on all Leased Facilities have received all approvals of Government Authorities (including Permits) required in connection with the ownership or operation thereof and have been operated or maintained in accordance with applicable Laws other than such approvals the failure to which have obtained could not reasonably be expected to have a Material Adverse Effect. Other than the Leased Facility in Roanoke, Virginia, no Owned Facility and, to the Knowledge of Trek, no Leased Facility is located within a special flood hazard area.

               (e) CURRENT USE. Except as disclosed on SCHEDULE 3.11(E), the current use of the Owned Facilities and the Leased Facilities by Baker does not violate any of the Contracts with respect to any such properties or, to the Knowledge of Trek, any other instrument or Contract affecting any such property. To the Knowledge of Trek, there is no violation of any covenant, condition, restriction, easement, agreement or order of any Governmental Authority having jurisdiction over any of Owned Facilities that adversely affects any such real property or the use or occupancy thereof. The use of all Owned Facilities is a permitted use under the zoning/land use Laws applicable to such real property. Each Owned Facility is in compliance with the applicable zoning/land use Laws. Since September 30, 1996, no damage or destruction has occurred with respect to any Owned Facility or any Leased Facility which, individually or in the aggregate, has had or resulted in, or could have or result in, a Material Adverse Effect.

               (f) OTHER REAL PROPERTY INVESTMENTS. Except for the Owned Facilities and the Leased Facilities (collectively, the "REAL PROPERTY"), Baker does not occupy any other real property. Baker does not have any outstanding options (other than customary renewal options) or rights of first refusal to purchase or lease any of the real property, or any portion thereof or interest therein; except as reflected on SCHEDULE 3.11(A) or SCHEDULE 3.11(B)(1). ISI does not own or lease any real property.

        SECTION 3.12 TANGIBLE PERSONAL PROPERTY.

        Except as described on SCHEDULE 3.12, Baker is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contracts involving in each case an aggregate annual payment of $50,000 or more, to use, all the tangible personal property used in the conduct of Baker's business. All such tangible personal property is free and clear of all Liens, except as disclosed on SCHEDULE 3.12, and is in all material respects in good condition, ordinary wear and tear excepted. ISI does not own any tangible personal property.

        SECTION 3.13 INVENTORY.

        All the inventory of Baker consists of finished goods inventory of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items or items below standard quality as to which a provision determined in a manner consistent with GAAP has been made on the books of Baker. Baker has good and marketable title to such inventory, free and clear of all Liens, except as disclosed on SCHEDULE
3.13. Except as described on SCHEDULE 3.13, no such inventory is held under a consignment or similar arrangement. ISI does not own any inventory.

        SECTION 3.14 ACCOUNTS RECEIVABLE.

        The accounts receivable of Baker and ISI on the Closing Date (a) arose from BONA FIDE sales transactions in the Ordinary Course of Business; and (b) are collectible in the Ordinary Course of Business in the aggregate recorded amounts thereof, subject to annual write-off adjustments consistent with prior practice. Each of Baker and ISI has good title to all of its accounts receivable, free and clear of any Liens, except as disclosed on SCHEDULE 3.14. (The foregoing representations do not apply to or extend to notes receivable from officers or employees of Baker which are described on SCHEDULE 3.23.)

        SECTION 3.15 VEHICLES.

        SCHEDULE 3.15 hereof contains a true and complete list of all vehicles used by Baker or any of its employees in the Business or which are owned by Baker and indicate which such vehicles are owned or leased. Baker has good and valid title to, or has valid leasehold interests in or valid rights under Contract to use, all such vehicles, free and clear of all Liens, except as set forth on SCHEDULE 3.15. ISI does not own or lease any vehicles.

        SECTION 3.16 CONTRACTS.

               (a) DESCRIPTION OF CONTRACTS. SCHEDULE 3.16 contains a true and complete list of each of the following Contracts (true and complete copies of which, together with all amendments and supplements thereto, have been delivered to Watsco prior to the execution of this Agreement) to which Baker is a party or by which Baker's business may be bound following the Closing:

                           (i) All Contracts with any Person containing any
               provision or covenant prohibiting or materially limiting the ability of Baker to engage in any business activity or compete with any Person or prohibiting or materially limiting the ability of any Person to compete with Baker;

                          (ii) all partnership and joint venture Contracts with
               any Person;

                         (iii) all Contracts with manufacturers, distributors,
               dealers, manufacturer's representatives, or sales agents with whom Baker deals which in any case involve the payment or contingent payment, pursuant to the terms of any such Contract, by or to Baker of more than $50,000 in fiscal year 1996 or is expected to exceed $50,000 in fiscal year 1997;

                          (iv) all Contracts relating to the future disposition
               or acquisition of any assets of or by Baker (other than the sale of inventory in the Ordinary Course of Business, the sale of assets in connection with store closings prior to date hereof, or the sale of other assets not exceeding $50,000 in fiscal year 1996 or fiscal year 1997);

                           (v) all guarantees executed by or for the benefit of
               Baker;

                          (vi) all powers of attorney executed by Baker;

                         (vii) all other Contracts (other than Benefit Plans,
               real estate leases listed on SCHEDULE 3.11(B)(1) and insurance policies listed in SCHEDULE 3.21) to which Baker is a party that
               (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Baker of more than $50,000 in fiscal year 1996 or fiscal year 1997, and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any Material Adverse Effect.

               (b) STATUS OF CONTRACTS. To the Knowledge of Trek, each Contract required to be disclosed in SCHEDULE 3.16 is in full force and effect. Except as disclosed in SCHEDULE 3.16, to the Knowledge of Trek, neither Baker nor any other party to any such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) the effect of which, individually or in the aggregate, could have a Material Adverse Effect.

        SECTION 3.17 LITIGATION AND CLAIMS.

        SCHEDULE 3.17 discloses each instance in which Baker or ISI is a party to or, to the Knowledge of Trek, is threatened to be made a party to, any charge, complaint, action, suit, arbitration, proceeding, hearing, or investigation. SCHEDULE 3.17 also discloses under separate heading each instance in which Trek is a party to or, to the Knowledge of Trek, is threatened to be a party to, any charge, complaint, action, suit, arbitration, proceeding, hearing, or investigation, which, individually or in the aggregate with all other such items, could if adversely determined have a Material Adverse Effect.

        SECTION 3.18 COMPLIANCE WITH LAWS AND ORDERS.

        Except as disclosed on SCHEDULE 3.18, to the Knowledge of Trek, neither Baker nor ISI is in violation of or in default under any Law applicable to it the effect of which, individually or in the aggregate with other such violations and defaults, could have a Material Adverse Effect.

        SECTION 3.19 EMPLOYEE BENEFITS.

               (a) DESCRIPTION OF BENEFIT PLANS. SCHEDULE 3.19(A) contains a true and complete list of the Benefit Plans of Baker which covers any of the employees of Baker and identifies each Benefit Plan that is a Qualified Plan. Except as disclosed on SCHEDULE 3.19(A), no Benefit Plan provides health or other welfare benefits to former Employees (except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section

        4980B(f). Except as disclosed on SCHEDULE 3.19(A) hereto, none of the Benefit Plans obligate Baker to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement.

               (b) COMPLIANCE. Except as disclosed on SCHEDULE 3.19(B), (i) each Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all material respects with its respective governing documents and the applicable requirements of ERISA and the Code, any applicable collective bargaining agreements and any other applicable laws and regulations; (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan, and Trek is not aware of any facts or circumstances that would materially change the funded status of any such Benefit Plan; (iii) no asset of Baker that is to be acquired by Watsco, directly or indirectly, pursuant to this Agreement is subject to any Lien which arose with respect to any Benefit Plan under ERISA or the Code; (iv) neither Baker nor Trek has incurred any Liabilities under Title IV of ERISA (other than for contributions not yet due) or to the PBGC (other than for payment of premiums not yet due); and (v) to the Knowledge of Trek, there are no pending or threatened actions, suits, investigations or claims with respect to any Benefit Plan (other than routine claims for benefits) which could result in liability to Watsco or Baker (whether direct or indirect) or any facts which could give rise to (or be expected to give rise to) any such actions, suits, investigations or claims.

               (c) FILINGS. Except as disclosed on SCHEDULE 3.19(C), all required reports and descriptions (including without limitation Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed in a timely manner with respect to each Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B(f) have been met with respect to each group health plan.

               (d) CONTRIBUTIONS. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Pension Benefit Plan or accrued in accordance with the past custom and practice of Trek and Baker. All premiums or other payments for all periods ending on or before the date hereof have been paid with respect to each Welfare Benefit Plan (as defined in ERISA
        Section 3(1)).

               (e) DETERMINATION LETTERS. Each Pension Benefit Plan which is a Qualified Plan satisfies the requirements of Code Section 401(a) and has received a favorable determination letter from the IRS regarding such status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such qualified status.

               (f) ASSET VALUATION. No Pension Benefit Plan (other than any Multiemployer Plan) has an underfunded benefit obligation as determined under FASB Statement of Financial Accounting Standards No. 87. No Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of Trek, threatened.

               (g) NO PROHIBITED TRANSACTIONS. To the Knowledge of Trek, except as disclosed on SCHEDULE 3.19(G), there has been no Prohibited Transaction (as defined in ERISA Section 406 and Code Section 4975) with respect to any Benefit Plan. To the Knowledge of Trek, no fiduciary with respect to any Benefit Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan. No material charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to any Benefit Plan (other than routine claims for benefits) is pending against Trek or Baker and, to the Knowledge of Trek, there is no basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand.

               (h) DOCUMENTATION. Trek has delivered to Watsco true and complete copies of (i) the plan documents and summary plan descriptions for each Benefit Plan to which it or Baker is a party, (ii) the most recent determination letters received from the Internal Revenue Service for each Qualified Plan applicable to Baker, (iii) the most recent Forms 5500 Annual Report for each Benefit Plan applicable to Baker and (iv) all related trust agreements, insurance contracts, and other funding agreements with respect to each Benefit Plan applicable to Baker.

               (i) SAR. SCHEDULE 3.19(I) sets forth employees of Baker who are participants in Trek's Appreciation Rights Plan, and their respective vested balances in such Plan as of June 30, 1997.

               (j) MISCELLANEOUS. Neither Trek nor Baker is, and neither of them have ever been, a member of a controlled group of corporations that, contributes to, ever has contributed to, or ever has been required to contribute to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") and does not have any Liability (including "withdrawal liability as such term is defined in Section 4201 of ERISA) under any Multiemployer Plan. Neither Trek nor Baker has incurred, and none of them has any reason to expect that any of them will incur, and there are no events or circumstances which could reasonably be expected to result in any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any Pension Benefit Plan that Trek or Baker or any controlled group of corporations which includes Trek or Baker maintains or have ever maintained or to which any of them contributes, has ever contributed, or has ever been required to contribute. The actions contemplated by this Agreement will not give rise to any Liability with respect to any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that is a "multiemployer plan" (as such term is defined in
        Section 3(37) of ERISA). Neither Baker nor ISI has any Liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being considered a single employer under
        Section 414 of the Code with any trade, business, or entity other than each other. Except as set forth in SCHEDULE 3.19(J), neither execution nor consummation of the transactions contemplated by this Agreement will create, accelerate, or increase any Liability or right under any Benefit Plan.

        SECTION 3.20 PERMITS.

        Except as set forth in SCHEDULE 3.20, to the Knowledge of Trek, each of Baker and ISI holds and maintains all Permits which it is required to hold or maintain under applicable Law other than those Permits where the failure to have obtained them could not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Trek, each of Baker and ISI has and is in compliance with the terms of each such Permit.

        SECTION 3.21 INSURANCE POLICIES.

        SCHEDULE 3.21 contains a true and complete list of all Insurance Policies maintained by Trek (with respect to Baker or ISI), ISI or Baker.
SCHEDULE 3.21 also sets forth for the current policy years and the two preceding policy years a summary of the loss experience for claims under each insurance policy, and claims exceeding $25,000 per claim that were self insured. SCHEDULE
3.21 also indicates the owner of each such policy. Each such Insurance Policy is in full force and effect and all premiums due thereunder have been paid. None of Trek, Baker or any of their Affiliates has received any notice of cancellation or termination with respect to any such Insurance Policy and, none of Trek, Baker or any of their Affiliates, is in default thereunder in any material respect.

        SECTION 3.22 ENVIRONMENTAL MATTERS.

               (a) Except as disclosed on SCHEDULE 3.22, to the Knowledge of Trek, Baker has obtained, and complied with all the terms and conditions of, all Permits required to be obtained by it by any Environmental Law except where the failure to obtain or comply with any such Permit could not reasonably be expected to have a Material Adverse Effect. Each such Permit is in full force and effect. Except as disclosed on SCHEDULE 3.22, Baker is in substantial compliance with all applicable Environmental Laws.

               (b) No Owned Facility or, to the Knowledge of Trek, Leased Facility is listed on the NPL, CERCLIS or any similar state or local list of sites.

               (c) To the Knowledge of Trek, no written notice or any other communication from Governmental Authority of any alleged violation of any Environmental Law has been received by Trek (with respect to Baker or ISI), Baker or ISI, except for notices or communications that have been complied with in all material respects.

               (d) To the Knowledge of Trek, neither this Agreement nor the consummation of the transactions contemplated hereby shall impose any obligations on Watsco, Baker or ISI for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties under any Environmental Laws (including, but not limited to, any so-called "transaction triggered" or "responsible party transfer" laws and regulations).

               (e) To the Knowledge of Trek, none of the following exists at any Owned Facility or Leased Facility:

                           (i) Underground storage tanks or surface
               impoundments;

                          (ii) asbestos-containing materials in any form or
               condition regulated under any Environmental Law; or

                         (iii) materials or equipment containing polychlorinated
               biphenyls regulated under any Environmental Law.

               (f) To the Knowledge of Trek, except as disclosed on SCHEDULE 3.22, neither Baker nor ISI has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including, but not limited to, any Hazardous Substance) or owned, occupied or operated any facility or property so as to give rise to Liabilities of Baker or ISI for response costs, natural resource damages or attorneys' fees, pursuant to CERCLA or any other Environmental Law.

               (g) To the Knowledge of Trek, there are no facts, events or conditions which presently exist relating to any Owned Facility which prevent, hinder or limit continued substantial compliance with Environmental Laws, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental Laws, to the Knowledge of Trek, give rise to any other Liabilities pursuant to Environmental Laws (including, but not limited to, those Liabilities relating to onsite or offsite releases or threatened releases of Hazardous Materials, substances or wastes, personal injury, property damage or natural resource damage) that could reasonably be expected to have a Material Adverse Effect.

               (h) To the Knowledge of Trek, neither Baker nor ISI has either expressly or by operation of Law, assumed or undertaken any Liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Laws. To the Knowledge of Trek, no Lien, whether recorded or unrecorded, in favor of any Governmental Authority, relating to any Liability of Baker or ISI arising under any Environmental Laws, has attached to any Owned Facility or any Leased Facility.

               (i) For purposes of the representations and warranties made in this Section 3.22, it is acknowledged by the parties that Trek undertook no investigation with respect to any of the Leased Facilities.

        SECTION 3.23 RELATIONSHIP WITH AFFILIATES.

        Except as disclosed in SCHEDULE 3.23(A), neither Trek nor any Affiliate of Trek provides or supplies assets, services or facilities which are individually or in the aggregate material to the operation of Baker or ISI. Except as disclosed on SCHEDULE 3.23(B), Baker has not loaned funds to any of its employees other than advances of expenses in the Ordinary Course of Business. Except as disclosed on SCHEDULE 3.23(B), each of the transactions listed in SCHEDULE 3.23(A) AND (B) is or was engaged in on an arm's-length basis.

        SECTION 3.24 BROKERS.

        No broker or other representative has acted on behalf of Trek, Baker or ISI in connection with the transaction contemplated hereby in such manner as to give rise to any valid claim by any Person against Watsco, Baker or ISI for a finder's fee, brokerage commission or similar payment.

        SECTION 3.25 NO GUARANTEES; NO POWERS OF ATTORNEY.

        Except as disclosed on SCHEDULE 3.25, (a) no Liabilities of Trek or any of its Affiliates is guaranteed by or subject to a similar contingent obligation of Baker or ISI, and (b) neither Baker nor ISI has given or granted any powers of attorney to any Person to act on behalf of, or bind, Baker or ISI.

        SECTION 3.26 BANK ACCOUNTS.

        SCHEDULE 3.26 sets forth a complete and correct list containing the names of each bank in which Baker or ISI has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every Person authorized to draw thereon or having access thereto.

        SECTION 3.27 CUSTOMERS AND SUPPLIERS.

        SCHEDULE 3.27 hereto lists the twenty-five (25) largest vendors and the twenty-five (25) largest customers of Baker and of ISI during the nine (9) month period ending June 30, 1997, together with the dollar amount of goods purchased by each such customer or, in the case of vendors, the dollar amount of goods or services purchased from such vendor during such period. Except as disclosed on
SCHEDULE 3.27, since September 30, 1996, no Person listed on SCHEDULE 3.27 has materially decreased the amount of business that it does with Baker or ISI and, to the Knowledge of Trek, no Person listed on SCHEDULE 3.27 has indicated or threatened that it intends to materially decrease the amount of business that it does with Baker or ISI.

        To the Knowledge of Trek, Baker does not offer or use any current customer incentive programs, whether written or oral and whether or not deemed or considered to be legally enforceable, which involve the payment of refunds by Baker or the sharing of marketing expenses by Baker.

        SECTION 3.28 WARRANTIES AND PRODUCT CLAIMS.

        Except as disclosed on SCHEDULE 3.17, to the Knowledge of Trek, there is not presently, nor has there been in the past three (3) years, any failure of any product sold by Baker or ISI which did, or which reasonably could be expected to, require a general recall or repair or replacement campaign that could have a Material Adverse Effect.

        Except as disclosed on SCHEDULE 3.17, to the Knowledge of Trek, with the exception of product claims covered by the manufacturer's warranties, no product liability claim is pending or, to the Knowledge of Trek, threatened against Baker or ISI.

        SECTION 3.29 INTELLECTUAL PROPERTY.

               (a) SCHEDULE 3.29 hereof describes all Intellectual Property used by Baker or ISI in the conduct of the business of Baker or of ISI, each item of which Baker or ISI (as the case may be) either has all right, title and interest in or rights under Contract to use. Except as disclosed in SCHEDULE 3.29, (i) all registrations with and applications to Governmental Authorities in respect of Intellectual Property owned by Baker and ISI and disclosed in SCHEDULE 3.29 are valid and in full force and effect, and (ii) to the Knowledge of Trek, neither Baker nor ISI is, neither of them has received any notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any Contract by which it has the right to Intellectual Property. To the Knowledge of Trek, neither Baker nor ISI is infringing any Intellectual Property of any other Person the effect of which, in the aggregate, could reasonably be expected to have a Material Adverse Effect on Baker or ISI.

               (b) With respect to the implementation and development of Baker's new Mincron software package (the "MINCRON SYSTEM"), no event has occurred (or failed to occur) that is likely to result in the Mincron System not being used for the purpose originally envisioned for it when the implementation process began. Following the consummation of the transactions contemplated hereby, Baker shall be entitled at no additional cost to use the Mincron System for the purpose originally designed for it when the implementation process began. To the Knowledge of Trek, Baker and each other party thereto, is in compliance with all terms of any Contract relating to the Mincron System. Except as disclosed on SCHEDULE 3.6, the consummation of the transactions contemplated by this Agreement shall not, with respect to any Contract relating to the Mincron System: (i) require the consent of any party or
        (ii) result in any party having a right to terminate such Contract.

        SECTION 3.30 INDEBTEDNESS.

        Except as disclosed on SCHEDULE 3.30, neither Baker nor ISI has any indebtedness for borrowed money.

        SECTION 3.31 ABSENCE OF UNDISCLOSED LIABILITIES.

        Except as set forth on SCHEDULE 3.31, to the Knowledge of Trek, neither Baker nor ISI has any Liability arising out of transactions entered into prior to the Closing, or any action or inaction prior to the Closing, or any state of facts existing prior to the Closing other than: (a) Liabilities reflected on the Financial Statements dated June 30, 1997; (b) Liabilities which have arisen after the date of such Financial Statements in the Ordinary Course of Business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit); (c) other Liabilities expressly disclosed in this Agreement or in the other Schedules to this Agreement or of the type that would be required to be disclosed in this Agreement or the Schedules hereto but for the materiality qualifications contained herein; (d) Liabilities that have been repaid, discharged or otherwise extinguished; or (e) Liabilities that do not exceed, individually, $100,000 or, collectively, $1,000,000.

        SECTION 3.32 CONTINUANCE OF OPERATIONS.

        After the Closing, the assets owned by Baker together with the assets which Baker has a right under Contract to use shall be sufficient for Baker to continue to operate in the same manner as Baker operated prior to the Closing, without incurring any additional material expense or Liability.

        SECTION 3.33 DISCLOSURE.

        The representations and warranties of Trek contained in this Agreement and in any schedule, certificate, or agreement furnished by Trek, Baker or ISI to Watsco pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF WATSCO

        Watsco hereby represents and warrants to Trek:

        SECTION 4.1 ORGANIZATION AND AUTHORITY.

        Watsco is a corporation duly organized, validity existing and in good standing under the laws of the State of Florida. Watsco is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary and where the failure to so qualify would have a Material Adverse Effect upon Watsco. Watsco has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

        SECTION 4.2 ARTICLES OF INCORPORATION; BYLAWS.

        True and complete copies of the articles of incorporation and by-laws of Watsco, as amended to and including the date hereof, have been delivered to Trek.

        SECTION 4.3 DUE AUTHORIZATION, EXECUTION AND DELIVERY.

        Subject to receipt of the approvals and consents set forth in SCHEDULE
4.4 and the applicable requirements and the HSR Act, Watsco has full corporate authority to execute and deliver this Agreement and the Related Agreements to which it is party, to perform its obligations hereunder and under the Related Agreements and to consummate the transactions contemplated hereby and thereby, and Watsco has duly executed and delivered this Agreement. This Agreement constitutes (and, when executed and delivered, the Related Agreements to which it is a party will constitute) the legal, valid and binding obligations of Watsco enforceable against it in accordance with its terms, except that such enforcement (a) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, and (b) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

        SECTION 4.4 CONSENTS; NO CONFLICTS.

        Except as set forth in SCHEDULE 4.4 and for applicable requirements of the HSR Act and consents and notices that have been obtained or given, (a) no consent, authorization, Permit or approval of or from or notice to any Person or any Governmental Authority is required as a condition to the execution and delivery of this Agreement by Watsco or any of the Related Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement and such Related Agreements by Watsco, and (b) the execution and delivery of this Agreement and such Related Agreements by Watsco and the consummation of the transactions contemplated hereby and thereby by Watsco, will not conflict with, give rise to a right of termination of, contravene or constitute a default under, or be an event which with the giving of notice or passage of time or both will become a default under, or give to others any rights of termination or cancellation of, or give rise to a right of acceleration of the performance required by or maturity of, or result in the creation of any Lien, Liabilities or loss of any rights with respect to Watsco (which could reasonably be expected to have a Material Adverse Effect on Watsco) pursuant to any of the terms, conditions or provisions of or under, any applicable Law, the articles of incorporation or by-laws of Watsco, or under any Contract binding upon Watsco or to which any of the assets or properties of Watsco is subject.

        SECTION 4.5 BROKERS.

        No broker or other representative has acted on behalf of Watsco in connection with the transaction contemplated hereby in such manner as to give rise to any valid claim by any Person against Trek for a finder's fee, brokerage commission or similar payment.

        SECTION 4.6 SECURITIES MATTERS.

        Watsco has received, read and are familiar with all information concerning the Shares and the business and operations of Baker that have been provided to it for the purpose of making an informed investment decision with respect to the Shares. Watsco recognizes the highly speculative nature of an investment in the Shares. Watsco is an "accredited investor" as that term is defined in Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, (the "1933 ACT"). Watsco has sufficient knowledge and experience in financial and business matters such that Watsco is capable of evaluating the merits and risks of an investment in the Shares. Watsco will acquire the Shares for Watsco's own account for investment and not with a view to, or for resale in connection with, any distribution of the Shares within the meaning of the 1933 Act. Watsco acknowledges that the Shares are not registered under the 1933 Act and may not be transferred, assigned or otherwise disposed of unless the Shares are subsequently registered under the 1933 Act or an exemption from such registration is available.

        SECTION 4.7 DISCLOSURE.

        The representations and warranties of Watsco contained in this Agreement, and in any schedule, certificate or agreement furnished by Watsco pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.


                                    ARTICLE V
                      CERTAIN AGREEMENTS OF TREK OR WATSCO

        SECTION 5.1 BAKER'S AND ISI'S OPERATION.

        From the date hereof until the Closing Date, except as set forth in
SCHEDULE 5.1 or as otherwise contemplated by this Agreement, and to the extent Watsco otherwise agrees in writing:

               (a) Trek shall (and shall cause Baker and ISI to) operate the business of Baker and ISI only in the Ordinary Course of Business and use reasonable commercial efforts to preserve the present business organization and present relationships with Persons having material business dealings with of Baker and ISI and to retain all employees currently employed by Baker.

               (b) Trek shall not (and shall cause of Baker and ISI not to) take any action or fail to take any action that would cause any of the representations and warranties made by Trek in this Agreement not to remain true and correct in all material respects as if made at and as of the Closing Date, unless the failure to take such action or not to take such action would be commercially unreasonable.

               (c) Trek shall give prompt written notice to Watsco (i) of any material development affecting either of Baker or ISI, the assets or Liabilities of Baker or ISI, or the financial condition, operations and results of operations of Baker or ISI, (ii) if any representation or warranty of Trek is or becomes no longer true in any material respect, and (iii) of any material development affecting the ability of Trek to consummate the transactions contemplated by this Agreement.

               (d) Unless the failure to take such action would be commercially unreasonable, Trek shall not (and shall cause Baker and ISI not to) engage in any activity other than in the Ordinary Course of Business which would (i) accelerate the collection of accounts or notes receivable of Baker or ISI (other than the notes receivable listed on SCHEDULE 3.23(B)), (ii) delay the payment or performance of accounts payable of Baker or ISI, (iii) delay capital expenditures of Baker or ISI, (iv) reduce or otherwise restrict, or unduly increase, the amount of inventory of Baker or (v) terminate, hire or relocate any officers or management level employees of Baker.

               (e)     Trek shall cause Baker and ISI not to:

                           (i) Remove from, sell or otherwise dispose of, any
               assets located at any business location of Baker other than cash transfers to Trek in the Ordinary Course of

               Business, the write off of accounts receivable in the Ordinary Course of Business, inventory sold in the Ordinary Course of Business or other assets with an aggregate value of less than $250,000;

                          (ii) acquire, enter into an option to acquire or lease
               or exercise an option or Contract to acquire or, except in the Ordinary Course of Business, lease additional real property, incur additional indebtedness for borrowed money or encumber assets, other than purchase money security interests and leases with Goodman;

                         (iii) (A) amend the Articles of Incorporation or Bylaws
               of Baker or ISI; (B) issue, transfer from treasury or allocate any additional shares of capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction with respect to Baker or ISI; or (C) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of the capital stock of Baker or ISI;

                          (iv) other than annual adjustments in compensation
               made in the Ordinary Course of Business, increase any compensation or enter into or amend any Contract with any employee of Baker or adopt any new Benefit Plan covering any employee of Baker, amend any existing Benefit Plan covering any employee or the individual benefits provided to any individual employee of Baker in any material respect, except for changes which are less favorable to participants in such plans, or terminate any existing Benefit Plan covering any employee of Baker except as contemplated by this Agreement;

                           (v) declare or set aside any dividend or any other
               distribution or payment with respect to any shares of the capital stock of Baker, or make any commitment for any such action which would be distributed after Closing, except for the dividend described in Section 2.3(d);

                          (vi) make any loans, advances or capital contributions
               to, or investments in, any other Person other than advances of expenses to employees in the Ordinary Course of Business and cash transfers to Trek in the Ordinary Course of Business;

                         (vii) amend, extend or allow to lapse any Contract
               listed on SCHEDULE 3.16, other than amendments, extensions and expirations of real property leases in the Ordinary Course of Business; or

                        (viii) enter into any Contract that would have been
               required to be disclosed on SCHEDULE 3.16, other than real property leases entered into in the Ordinary Course of Business.

        SECTION 5.2 ACCESS TO BOOKS AND RECORDS OF BUSINESS.

        From the date hereof until the Closing Date or any earlier termination of this Agreement, Trek shall (and shall cause Baker and ISI to) give Watsco and its Representatives access upon reasonable notice and during normal business hours to the appropriate employees of Trek and Baker, to Trek's, Baker's and ISI's accountants, to Trek's and Baker's premises and to furnish Watsco, subject to Section 6.1 of this Agreement, with all such information concerning Trek, Baker and ISI as Watsco may reasonably request in order to review the legal, financial and business condition and affairs of Baker and ISI.

        SECTION 5.3 EXCLUSIVITY.

        Until Closing or until this Agreement is terminated by its terms, Trek shall not (and shall not cause or permit any of its Affiliates or Representatives or any other Person acting on behalf of Trek or any of its Affiliates to) (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any (i) liquidation, dissolution or recapitalization of Baker or ISI, (ii) merger or consolidation of Baker or ISI with or into any other Person, (iii) acquisition or purchase of any of the Shares or of any assets of Baker (other than sales of inventory in the Ordinary Course of Business) or the ISI Shares or of any assets of ISI, or of any equity interest in, or any rights to acquire equity interests in or of Baker or ISI or
(iv) any similar transaction or business combination involving Baker or ISI or
(b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing. Trek shall (and Trek shall cause each of its Affiliates and Representatives to) discontinue immediately any negotiations or discussion with respect to any of the foregoing.

        SECTION 5.4 QUALIFIED PLANS.

               (a) On or before the Closing Date, Trek shall take (or cause to be taken) all action necessary or otherwise appropriate to initiate the process of terminating, effective as of the Closing Date, the Baker Bros., Inc. Profit Sharing and Retirement Plan and any other Qualified Plan maintained by Baker, including, but not limited to (i) the timely adoption of valid resolutions of the board of directors of Baker terminating such plans; (ii) providing timely notice of the termination of such plans to participants therein, to the extent required by such plans; (iii) fully vesting all accrued benefits of participants in such plans; (iv) amending such plans, to the extent necessary, to provide for an allocation of any employer contributions for the period through the Closing Date to plan participants who otherwise would have been entitled to an allocation of any contributions made with respect to such plans at the end of the current plan year; (v) making the employer contributions described in (iv) in a manner consistent with Section 5.4(c); and (vii) taking all actions necessary to assist Watsco, Baker or ISI with the timely preparation and filing with the Internal Revenue Service after the Closing Date of an application for a determination letter with respect to the qualified status upon termination of such plans.

               (b) Effective as of the day following the Closing Date, Watsco shall take (or cause to be taken) all action necessary or otherwise appropriate to have Baker adopt and become a participating employer in any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is intended to comply with Code Section 401(a) that is generally available to employees of Watsco and its Affiliates (the "WATSCO QUALIFIED PLAN"), and shall amend such plan, to the extent necessary, to (i) recognize for eligibility and vesting purposes under the Watsco Qualified Plan all service of Baker employees counted for such purposes under the Baker Bros., Inc. Profit Sharing and Retirement Plan, and (ii) enable Baker employees to enroll under the Watsco Qualified Plan as soon as practicable after the Closing Date.

               (c) After the Closing but prior to the delivery of the Closing Date Financial Statements to Watsco pursuant to Section 2.3(c) hereof, Trek shall determine the total amount of Baker's contribution to the Baker Bros., Inc. Profit Sharing and Retirement Plan for the plan year ended September 30, 1997, and the amount of such contribution shall be accrued on the Closing Date Financial Statements. Watsco shall cause Baker to contribute to the Baker Bros., Inc. Profit Sharing Retirement Plan no later than January 15, 1998, an amount equal to the liability accrued on the Closing Date Financial Statements for the plan contribution for the plan year ended September 30, 1997, and shall cause the plan to treat such contribution as a contribution for such plan year.

        SECTION 5.5 WELFARE BENEFIT PLANS.

               (a) Effective as of the Closing and continuing through the second anniversary of the Closing Date, Watsco shall cause Baker to maintain, or cause to be maintained for the benefit of Baker employees and former employees (and their dependents) employee welfare benefit plans, policies, and arrangements (including, without limitation, health, hospitalization, dental, vision, drug prescription, accidental death and dismemberment, life insurance and disability benefits) on terms and conditions which, when taken as a whole, are substantially comparable or superior to those benefits provided to Baker employees and former employees (and their dependents) immediately prior to the Closing Date; PROVIDED, HOWEVER, Watsco shall not be obligated to maintain any specific employee benefit plan, policy, or arrangement to the extent so doing would be in violation of any applicable law. Watsco shall cause each of the employee welfare benefit plans, policies, and arrangements covering Baker employees to recognize for eligibility and vesting purposes all service of such employees counted for such purposes under the corresponding plans provided to such employees by Baker immediately prior to the Closing Date.

               (b) With respect to any "group health plan" within the meaning of
        Section 5000(b)(1) of the Code, Watsco shall cause such plan to give credit to the Baker employees or former employees (and their dependents) for amounts paid under the corresponding plans provided to such individuals by Baker immediately prior to the Closing Date toward any applicable deductibles, co-payments, and out-of-pocket limits for the current plan year as though such amounts had been paid in accordance with the terms and conditions of Watsco's welfare benefit plans.

               (c) Effective as of the day following the Closing Date, Watsco shall take (or cause to be taken) all action necessary to otherwise appropriate to have Baker adopt and become a participating employer in a cafeteria plan within the meaning of Section 125 of the Code maintained for the benefit of employees of Watsco and its Affiliates (the "WATSCO CAFETERIA PLAN"), and shall amend such plan, to the extent necessary, to assume and recognize for purposes of the Watsco Cafeteria Plan any before-tax salary deferral elections for the current plan year with respect to the payment of employee premium expenses for the current plan year made by any Baker employees under the cafeteria plan maintained by Baker or Trek immediately prior to the Closing Date.

        SECTION 5.6 SAR AND CERTAIN NOTES.

        On or before the Closing Date, Trek shall cause any and all obligations of Baker and of ISI under the Appreciation Rights Plan of Trek and any and all obligations of Baker under the promissory notes described on SCHEDULE 3.30 under the heading "SAR Notes" (the "SAR Notes"), at Trek's option, either to be transferred to and assumed by Trek or to be fully discharged, with all of the following results (a) none of Watsco, Baker or ISI shall have any Liability under or related to such plan, and (b) none of Watsco, Baker or ISI shall have any Liability under or related to the SAR Notes, and (c) neither the Appreciation Rights Plan of Trek nor the SAR Notes will be reflected on the Closing Date Financial Statements (other than as a result of being included in the Intercompany Adjustments Schedule).

        SECTION 5.7 INDEMNIFICATION.

        Watsco agrees that all rights to indemnification now existing in favor of the employees, agents, directors or officers of Baker and ISI, that are in their respective articles of incorporation or by-laws shall survive the Closing and shall continue in full force and effect, as obligations of Baker and ISI, for a period of not less than six years from the Closing Date. Watsco further agrees, for a period of six years, not to amend the articles of incorporation, by-laws or other constitutive documents of Baker or ISI to reduce the scope of the directors' and officers' indemnification provided for therein; PROVIDED, HOWEVER, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification with respect to any such claim or claims.

        SECTION 5.8 PAYMENT OF BONUSES.

        Watsco shall cause Baker to pay, no later than December 15, 1997, bonuses for the fiscal year ended September 30, 1997, to such employees and former employees of Baker and in such amounts as Trek shall reasonably designate; PROVIDED, HOWEVER, that the total amount of such bonuses shall not exceed the total amount of bonuses accrued as Liabilities on the Closing Date Financial Statements.


                                   ARTICLE VI
                                MUTUAL AGREEMENTS

        SECTION 6.1 CONFIDENTIALITY.

        (a) For purposes of this Agreement, the term "CONFIDENTIAL INFORMATION" means all information furnished or made available to Watsco and its Affiliates and Representatives by Trek and its Affiliates and Representatives concerning Baker or ISI including, without limitation, customer and vendor information, financial statements, sales, sales volume, marketing strategy, business or financial plans or projections, and information concerning the identity, employees, facilities, operations, or ownership of Baker or ISI. Confidential

        Information may be oral or in written, electronic or other form. Notwithstanding the foregoing, information which is or becomes generally available to the public other than as a result of a disclosure by Watsco or its Affiliates or Representatives does not for purposes of the Agreement constitute "Confidential Information".

               (b) From the date hereof until the Closing Date or, if the Closing does not occur, until July 21, 2002, without the prior written consent of Trek, Watsco shall not:

                         (i) Disclose or divulge in any manner or to any Person
               any of the Confidential Information; PROVIDED, HOWEVER, that Confidential Information may be disclosed to Watsco's Representatives who have a need to know such Confidential Information in connection with the transactions and matters contemplated by this Agreement (it being understood that Purchaser shall advise such Representatives of the existence of this Agreement and obtain their agreement to be bound by the terms hereof and shall not disclose the Confidential Information to any other person); or

                       (ii) copy or use Confidential Information for any purpose
               other than for purposes contemplated by this Agreement.

               Unless the Closing occurs (in which case, Trek shall no longer own any Confidential Information and all Confidential Information shall be the property of Baker), all Confidential Information shall remain the property of Baker or Trek, as the case may be.

               Until the Closing or, if the Closing does not occur, until July 21, 2002, Watsco shall keep a record in reasonable detail of the Confidential Information and of the location of all such Confidential Information. As soon as possible upon the written request of Baker or Trek or following the termination of this Agreement by Watsco or Trek, Watsco shall (and shall cause its Affiliates and Representatives to) return to Baker or Trek, as the case may be, all tangible Confidential Information and will destroy (or, at Watsco's option, return to Baker or Trek) all Confidential Information prepared by Watsco or any of its Affiliates or Representatives. Such destruction (or return) will be confirmed in writing to Baker and Trek. Any Confidential Information not so destroyed (or returned) shall remain subject to this Agreement.

               If, prior to Closing or, if the Closing does not occur, prior to July 22, 2002, Watsco or its Affiliates or Representatives are requested or become legally compelled (by oral questions, interrogatories, request for information or documents subpoena, civil investigative demand or similar process), in the written opinion of Watsco's legal counsel, to disclose any Confidential Information, Watsco shall provide Baker and Trek with prompt notice of such request or requirement and the documents requested or required and cooperate with Baker and Trek so that Baker and Trek may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement and consult with Baker and Trek as to the advisability of taking legally available steps to resist or narrow such request. In the event that such protective order or other remedy is not obtained or Baker or Trek waives compliance with the provisions of this Agreement, Watsco shall furnish only that Confidential Information which is legally required and shall, prior to such disclosure, consult with Baker and Trek as to the nature and wording thereof. Watsco will also, at Trek's direction, exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information so disclosed.

               If Watsco or its Affiliates or Representatives shall breach or threaten to breach any of the provisions of this Section 6.1, Baker and Trek shall each immediately be entitled to injunctive relief without having to prove actual damages. It is specifically agreed that Baker or Trek may incur incalculable and irreparable damage from any such breach, and that neither Baker nor Trek would have adequate remedy at law and would be entitled to injunctive relief for any such actual or threatened breach. Nothing herein contained shall be construed as prohibiting Baker or Trek from pursuing any other remedies available to either on account of any breach or threatened breach of the provisions of this Section 6.1 by Watsco or its Affiliates or Representatives, including recovery of money damages, and Watsco shall indemnify Baker and Trek and hold each harmless from and against any loss, damage, liability and expense, including attorney's fees, incurred by either Baker or Trek arising out of or relating to the breach of this Section 6.1 by Watsco or its Affiliates or Representatives or disclosure of Confidential Information by Watsco's Representatives unauthorized by Baker or Trek.

               Prior to Closing, Watsco hereby irrevocably and unconditionally consents to submit to the jurisdiction of both the courts of the state of Wisconsin and of the United Sates of America located in the State of Wisconsin for any actions, suits or proceedings arising out of or relating to this Section 6.1 (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to Watsco's address set forth in Section 11.1 shall be effective service of process for any action, suits or proceedings brought against Watsco in any such court. Prior to Closing, Watsco irrevocably and unconditionally: (a) waives any objection to the laying out of venue of any action, suit or proceeding arising out of this
        Section 6.1, in either the courts of the State of Wisconsin or of the United States of America located in Wisconsin, and (b) waives and agrees not to plead or claim in any such court that any action, suit or proceeding bought in any such court has been brought in an inconvenient forum.

               (c) Watsco agrees that, unless the Closing occurs, neither it nor any of its Affiliates may at any time prior to June 22, 1998, seek to employ or employ any person (other than hourly or non-exempt employees) who is at any time during such period employed by Baker or Trek, or otherwise directly or indirectly induce any employee of Trek or Baker to leave his or her employment, without the consent of Trek or Baker.

               (d) Following the Closing, the terms and conditions of Sections 6.1(b) and 6.1(c) shall be void and of no force or effect.

        SECTION 6.2 FURTHER ASSURANCES.

        Each party agrees to cooperate fully with the other parties hereto and to execute and deliver or cause to be executed and delivered at all reasonable times and places such additional instruments and documents as the other party may reasonably request for the purpose of carrying out this Agreement.

        SECTION 6.3 HSR FILINGS.

        The parties acknowledge that they have made all filings, reports and documents as may be necessary to comply with the HSR Act in connection with the transaction contemplated by this Agreement. The parties shall cooperate with and assist one another to take such action as may be reasonably required and as permitted under Law in connection with such filings.

        SECTION 6.4 TAX AGREEMENTS.

               (a) SECTION 338(H)(10) ELECTION. Trek shall file and join (i) Watsco in timely making an election under Section 338(h)(10) of the Code (and any comparable election under state or local Tax Law) (collectively a "SECTION 338(H)(10) ELECTION") with respect to the purchase and sale of the Shares and (ii) and cooperate with Watsco in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulations Section 1.338(h)(10)-1 (or any comparable provisions of state or local Tax Law) or any successor provision. Watsco will prepare and forward to Trek the appropriate forms and documentation related to such election within sixty (60) days after the final determination of the purchase price pursuant to Article II hereof. Each of Trek and Watsco represent and warrant to the other that it is qualified to make such an election. Trek shall pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Watsco, Baker and ISI against any Losses and Liabilities arising out of any failure to pay such Tax. Trek, with respect to the sale of the Shares and with respect to (i) those states or local jurisdictions whose laws adopt the provisions of the Code or whose laws provide for an election substantially similar to the election available under Section 338(h)(10) of the Code shall pay any state or local Tax and indemnify Watsco, Baker and ISI against any Losses and Liabilities arising out of any failure to pay Tax attributable to such election (or which results from the making of such election) and (ii) those states or local jurisdictions whose laws do not adopt the provisions of the Code and do not provide for an election substantially similar to the election available under Section 338(h)(10) of the Code, shall pay any State
        Section 338(h)(10) Proxy Tax and indemnify Watsco, Baker and ISI against any Losses and Liabilities arising out of any failure to pay such State
        Section 338(h)(10) Proxy Tax. As used herein, "STATE SECTION 338(H)(10) PROXY TAX" shall mean the lesser of (x) any state or local Tax attributable to an election or deemed election under state or local law substantially similar to an election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the sale of the Shares, or (y) the actual amount of any state or local Tax imposed on Trek, Baker and ISI with respect to the sale of the Shares.

               (b) ALLOCATION OF PURCHASE PRICE. Trek and Watsco agree that the Purchase Price and the liabilities of Baker and ISI (plus other relevant items) will be allocated to the assets of Baker for all purposes (including Tax and financial accounting purposes) in a manner consistent with the fair market values of the assets. Within sixty (60) days of the date that the Purchase Price is finally determined in accordance with
        Article II, Watsco shall deliver to Trek, for its review and approval, a Schedule setting forth the allocation of the Purchase Price among the assets of Baker and ISI (the "ALLOCATION"). If Watsco and Trek are not able to agree to the Allocation within thirty (30) days, either of them may submit any unresolved matter related to the Allocation to the Settlement Accountants to resolve all unresolved matters related to the Allocation, and such resolution shall be binding on both parties. The fees and expenses of the Settlement Accountants shall be shared equally by Watsco and Trek. Trek and Watsco will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation.

               (c) ELECTION TO FILE A CONSOLIDATED TAX RETURN. The Affiliated Group of which Trek is the parent will file a federal consolidated tax return within the meaning of Treasury Regulations ss.1.1502-75 for the taxable year in which the sale of the Shares occurs.

               (d) RETURNS AND INCLUSION OF INCOME FOR PERIODS THROUGH THE CLOSING DATE. Trek shall file the Tax Returns for and include the income of Trek, Baker and ISI, respectively, (including any deferred income triggered into income by Regulation Section 1.1502-13 and Regulation
        Section 1.1502-14 and any excess loss accounts taken into income under Regulation Section 1.1502-19) on Trek's federal consolidated Tax Returns and on all other Tax Returns for all periods through the Closing Date and pay any Taxes attributable to such income. Except as otherwise expressly provided herein, Trek shall be responsible for and indemnify Watsco for all Taxes of Baker and ISI and for preparing and filing all Tax Returns with respect to Baker and ISI for all periods prior to or ending on the Closing Date, and Watsco shall be responsible for and indemnify Trek for all Taxes of Baker and ISI and for preparing and filing all Tax Returns with respect to Baker and ISI for all period commencing after the Closing Date. Any refunds in respect of Tax Returns with respect to Baker and ISI filed for all periods commencing prior to and ending on the Closing Date shall be for the account of Trek. Any refunds in respect of such Tax Returns filed for all periods commencing on the Closing Date and ending thereafter shall be for the account of Watsco. With respect to any Tax period that begins on or before and ends after the Closing Date (a "STRADDLE PERIOD"), for purposes of apportioning a Tax with respect to Baker and ISI, the portion of such Tax period that ends on the Closing Date shall be apportioned to Trek and the parties shall treat the Closing Date as the last day of such period; and the Tax for the Tax period that is allocated to that portion of the Tax period ending on the Closing Date shall be (i) in the case of a Tax that is based on income or gross receipts, the Tax that would be due with respect to the period ending on (and including) the Closing Date, based on actual operations of Baker and ISI during such period as shown on their books and records, and (ii) in the case of a Tax that is not based on income or gross receipts (E.G., real estate or franchise tax), the total Tax for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the total number of days in the Straddle Period.

               (e) COOPERATION. Trek and Watsco shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including, but not limited to, maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Watsco shall furnish Tax information to Trek for inclusion in all Trek's Tax Returns for all periods which include the Closing Date. Without limiting the generality of the forgoing, Watsco shall retain, and shall cause Baker and ISI to retain, and Trek shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy same at the cost of such other party. Watsco shall give Trek prompt notice of any audit or similar investigation or proceeding in which the IRS or any other Governmental Authority makes or proposes to make, or in which Watsco has reason to believe that the IRS or any other Governmental Authority will make, or proposes to make, a Tax adjustment affecting the liability of Taxes of Trek, Baker, ISI or any Affiliate of Trek with respect to a pre-Closing tax period. If such Tax adjustment or the manner in which it is to be settled or compromised relates solely to or solely affects the liability for Taxes or any item or income, deduction, credit, basis, tax accounting method, gain, or loss ("TAX ATTRIBUTES") of Trek, Baker or ISI for any period ending on or prior to the Closing Date, Trek shall conduct and control all aspects of the Audit, including the settlement or compromise thereof. Furthermore, in the event any such Tax adjustment with respect to Trek, Baker or ISI results in a refund of Taxes to Watsco, Baker, ISI or any of their Affiliates with respect to any period ending on or prior to the Closing Date or in the event Watsco, Baker or ISI or any of their Affiliates receives a refund of Taxes with respect to any Tax Attribute of Trek, Baker or ISI for any such period, the amount of such refund shall be paid within five days to Trek by Watsco or an Affiliate of Watsco upon receipt of such refund by Watsco, Baker or ISI or any of their Affiliates.

               (f) AMENDED RETURNS. Trek shall be responsible for filing any amended consolidated, combined or unitary Tax Returns related to Baker or ISI for all periods ending on or before the Closing Date which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign taxing authorities for such taxable years as finally determined. For those jurisdictions in which separate Tax Returns are filed by Baker or ISI, any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by Trek and furnished to Watsco, or its successor, for approval (which approval shall not be unreasonably withheld or delayed), signature and filing at least 30 days prior to the due date for filing such returns. Nothing in this Agreement shall require Trek to amend any Tax Return, other than as set forth above.

               (g) ORDINARY CONDUCT. On the Closing Date, Watsco shall cause Baker and ISI to conduct its businesses in the ordinary course in substantially the same manner as presently conducted and on the Closing Date shall not permit Baker and ISI to effect any extraordinary transactions on the Closing Date (other than any such transactions expressly required by applicable law or expressly permitted by this Agreement) that could result in Tax Liability to Baker or ISI for periods on or before the Closing Date in excess of Tax Liability associated with the conduct of its business in the Ordinary Course of Business.

               (h) TAX SHARING AGREEMENTS. Trek shall cause the provisions of any Tax sharing agreement or policy between Trek and any of its Affiliates (other than Baker or ISI), on the one hand, and Baker, on the other hand, to be terminated on or before the Closing Date.

               (i) TAXES OF OTHER PERSONS. Trek shall be responsible for and pay any Liability of Baker and ISI for Taxes of Trek or any of its Affiliates other than Baker and ISI under Regulation Section 1.1502-6 (or any similar provisions of state, local or foreign law attributable to periods ending on or prior to the Closing Date).

        SECTION 6.5 REASONABLE EFFORTS TO CLOSE.

        Each party shall use commercially reasonable efforts to (a) take or cause to be taken all actions, and do or cause to be done all things, which are necessary, proper or advisable to cause any other party's conditions set forth in Articles VII and VIII to be fully satisfied (but not waived), including, but not limited to, in the case of Trek, making commercially reasonable efforts to obtain the consents listed on SCHEDULE 3.11(B)(2), and (b) consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using commercially reasonable efforts to obtain the consents and approvals referred to in Sections 7.7 and 8.6.

        SECTION 6.6 COOPERATION IN LITIGATION.

        Each party hereto will reasonably cooperate with the other party hereto in the defense or prosecution of any litigation or proceeding (or order or settlement in connection therewith) already instituted or which may be instituted hereafter against or by any party hereto relating to or arising out of the conduct of business of Baker or of ISI prior to the date hereof (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including, but not limited to, reasonable attorneys' fees and expenses) of the party providing such cooperation and of its employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its employees and agents while assisting in the defense or prosecution of any such litigation or proceeding. Notwithstanding the foregoing, this Section 6.6 shall not apply to any litigation which is the subject of a claim for indemnification pursuant to Article IX hereof.

        SECTION 6.7 INTRA-ENTITY OBLIGATIONS.

        Effective as of the Closing and after taking into account the dividend described in Section 2.3(d), all amounts due and owing by Trek to Baker or to ISI, and all monies owing by Baker or ISI to Trek (other than amounts owing under this Agreement or the Related Agreements and the matters contemplated by
Article II), will be forgiven and canceled without any further action by Trek or by Watsco, Baker or ISI. All other obligations of Trek to Baker or to ISI, or of ISI or Baker to Trek, will be terminated effective as of Closing (other than the obligations set forth in this Agreement or Related Agreements and the matters contemplated by Article II) without any further action by Trek or by Watsco, Baker or ISI.


                                   ARTICLE VII
                       CONDITIONS TO OBLIGATIONS OF WATSCO

        The obligations of Watsco to consummate the transactions provided for herein on the Closing Date are subject to the fulfillment on or before the Closing Date of each of the following conditions, except to the extent that Watsco may, in its absolute discretion, waive one or more thereof in writing in whole or in part:

        SECTION 7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES.

        The representations and warranties of Trek contained herein shall be true in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date.

        SECTION 7.2 PERFORMANCE OF AGREEMENTS.

        Trek shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement and the Related Agreements, to be performed and complied with by Trek at or prior to the Closing Date.

        SECTION 7.3 CLOSING DELIVERIES.

        Trek shall have delivered to Watsco the documents and instruments described in Section 2.4 hereof.

        SECTION 7.4 DUE DILIGENCE.

        Watsco shall have completed its due diligence investigation and during the course of that due diligence investigation Watsco shall not have discovered any matter (including, but not limited to, any matters disclosed on the Schedules hereto) that subjects Baker or ISI to any Liabilities which could reasonably be expected to have a Material Adverse Effect or that subjects Watsco to any material Liability. For purposes of this Section 7.4, with respect only to matters not Known to Trek prior to the date hereof and those that first occurred or arose after the date hereof, no Losses shall be considered to be materially adverse for purposes of the definition of

"Material Adverse Effect" unless such Loss (together with all Losses arising from the same and similar events or circumstances) exceeds one million dollars ($1,000,000).

        SECTION 7.5 MATERIAL ADVERSE CHANGE.

        No event, circumstance or change shall have occurred in the business, operations, properties, condition (financial or otherwise), business prospects, Liabilities, Losses or relations with labor, customers or suppliers of Baker or ISI (in each case, as it existed on the date hereof), whether or not arising in the Ordinary Course of Business, that could reasonably be expected to have a Material Adverse Effect. For purposes of this Section 7.5, with respect only to matters not Known to Trek prior to the date hereof and those that first occurred or arose after the date hereof, no Losses shall be considered to be materially adverse for purposes of the definition of "Material Adverse Effect" unless such Loss (together with all Losses arising from the same and similar events or circumstances) exceeds one million dollars ($1,000,000).

        SECTION 7.6 NO ADVERSE PROCEEDINGS.

        No action, suit or proceeding before any Governmental Authority shall have been commenced, no investigation by any Governmental Authority shall have been commenced, and no action, suit or proceeding by any Governmental Authority shall have been threatened, against any of the parties to this Agreement or any of their Affiliates, in each case which remains unresolved wherein an unfavorable judgment, order, decree, stipulation or injunction would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) adversely affect the right of Watsco to own, operate, or control Baker or ISI or the Shares following Closing (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).

        SECTION 7.7 CONSENTS AND APPROVALS.

        The consents described on SCHEDULE 3.6, under the heading "Core Business Distribution Agreement", shall have been obtained and shall be in full force and effect on the Closing Date, and the applicable waiting period under the HSR Act shall have expired or been terminated.

        SECTION 7.8 OTHER ASSURANCES.

        Trek shall have delivered to Watsco such other and further certificates, assurances and documents as Watsco may reasonably request in order to evidence the accuracy of the representations and warranties of Trek, the performance of covenants and agreements to be performed by Trek and its Affiliates pursuant hereto at or prior to the Closing, and the fulfillment of the conditions to the obligations of Trek.

                                  ARTICLE VIII
                        CONDITIONS TO OBLIGATIONS OF TREK

        The obligations of Trek to consummate the transactions provided for herein on the Closing Date are subject to the fulfillment on or before the Closing Date of each of the following conditions, except to the extent that Trek may, in its absolute discretion, waive one or more thereof in writing in whole or in part:

        SECTION 8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES.

        The representations and warranties of Watsco contained herein shall be true in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date.

        SECTION 8.2 PERFORMANCE OF AGREEMENTS.

        Watsco shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement or the Related Agreements, to be performed and complied with by Watsco at or prior to the Closing Date.

        SECTION 8.3 CLOSING DELIVERIES.

        Watsco shall have delivered to Trek all of the documents and other deliveries referred to in Section 2.5 hereof.

        SECTION 8.4 NO ADVERSE PROCEEDINGS.

        No action, suit or proceeding before any Governmental Authority shall have been commenced, no investigation by any Governmental Authority shall have been commenced, and no action, suit or proceeding by any Governmental Authority shall have been threatened, against any of the parties to this Agreement or any of their Affiliates, in each case which remains unresolved wherein an unfavorable judgment, order, decree, stipulation or injunction would (a) prevent consummation of any of the transactions contemplated by this Agreement, or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect.)

        SECTION 8.5 CONSENTS AND APPROVALS.

        All consents, waivers, authorizations and approvals of any Governmental Authority, domestic or foreign, and of any other Person required in connection with the execution, delivery and performance of this Agreement, shall have been obtained and shall be in full force and effect on the Closing Date and the applicable waiting period under the HSR Act shall have expired or been terminated.

        SECTION 8.6 PAYMENT.

        The Closing Payment and the Escrow Payment shall have been paid as provided in Article II hereof.

        SECTION 8.7 OTHER ASSURANCES.

        Watsco shall have delivered to Trek such other and further certificates, assurances and documents as Trek may reasonably request in order to evidence the accuracy of the representations and warranties of Watsco, the performance of covenants and agreements to be performed by Watsco pursuant hereto at or prior to the Closing, and the fulfillment of the conditions to the obligations of Trek.


                                   ARTICLE IX
                          SURVIVAL AND INDEMNIFICATION

        SECTION 9.1 SURVIVAL.

        Subject to an except as otherwise provided in Section 9.7 hereof, the parties hereto agree that their respective representations and warranties, covenants and agreements contained in this Agreement shall survive the Closing until April 30, 1998.

        SECTION 9.2 INDEMNIFICATION BY TREK.

        Subject to the other provisions of this Article IX, Trek shall indemnify and hold harmless Watsco and its Affiliates from and against any and all Losses suffered or incurred by Watsco and its Affiliates after the Closing as a result of or arising out of:

               (a) (i) The falsity or incorrectness of or breach of any representation or warranty of Trek or any of its Affiliates in this Agreement, any Related Agreement or in any schedule, certificate or agreement furnished to Watsco by or on behalf of Trek or any of its Affiliates pursuant to this Agreement or (ii) the matters described on
        SCHEDULE 9.2(A)(II); or

               (b) the failure by Trek or any of its Affiliates to perform any covenant or agreement of Trek or any of its Affiliates under this Agreement, any Related Agreement or under any schedule, certificate or agreement furnished to Watsco by or on behalf of Trek or any of its Affiliates pursuant to this Agreement.

        SECTION 9.3 INDEMNIFICATION BY WATSCO.

        Subject to the other provisions of this Article IX, Watsco shall indemnify and hold harmless Trek and its Affiliates (other than Baker and ISI) from and against any and all Losses suffered or incurred by Trek and its Affiliates (other than Baker and ISI) after the Closing as a result of or arising out of:

               (a) The falsity or incorrectness of or breach of any representation or warranty of Watsco or any of its Affiliates in this Agreement, any Related Agreement or in any schedule, certificate or agreement furnished to Trek by or on behalf of Watsco or any of its Affiliates pursuant to this Agreement; or

               (b) the failure by Watsco or any of its Affiliates to perform any covenant or agreement of Watsco or any of its Affiliates under this Agreement, any Related Agreement or under any schedule, certificate or agreement furnished to Trek by or on behalf of Watsco or any of its Affiliates pursuant to this Agreement.

        SECTION 9.4 METHOD OF ASSERTING CLAIMS.

        All claims for indemnification by any Indemnified Party under this
Article IX shall be asserted and resolved as follows:

               (a) THIRD PARTY CLAIMS. If any claim or demand in respect of which an Indemnified Party might seek indemnity under this Article IX is asserted against such Indemnified Party by a Person (a "THIRD PARTY CLAIM") other than Trek or Watsco (it being understood that claims of Affiliates of Trek and Watsco shall not be considered Third Party Claims), the Indemnified Party shall give written notice and the details thereof including copies of all relevant pleadings, documents and information and (if then known) the amount or the method of computation of the amount of such claim (collectively a "THIRD PARTY CLAIM NOTICE") to the Indemnifying Party within a period of thirty (30) days following the assertion of the Third Party Claim against the Indemnified Party (the "THIRD PARTY CLAIM NOTICE PERIOD"), PROVIDED, that a Third Party Claim Notice in respect of any action at law or suit in equity by or against a third person as to which indemnification will be sought shall be given as promptly as practicable after the action or suit is commenced. If the Indemnified Party fails to provide the Third Party Claim Notice within the Third Party Claim Notice Period, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party within a period of thirty (30) days after its receipt of the Third Party Claim Notice by the Indemnifying Party (the "THIRD PARTY CLAIM RESPONSE PERIOD"):

                           (i) Whether the Indemnifying Party disputes its
               liability to the Indemnified Party under this Article IX with respect to such Third Party Claim; and

                          (ii) whether the Indemnifying Party desires, at its
               sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

               If the Indemnifying Party notifies the Indemnified Party within the Third Party Claim Response Period that the Indemnifying Party desires to defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party at its sole cost and expense shall defend, with counsel reasonably satisfactory to the Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted to a final conclusion or, at the discretion of the Indemnifying Party, will be paid, compromised, or settled (with the consent of the Indemnified Party which shall not be unreasonably withheld or delayed). The Indemnified Party will cooperate in such defense at the sole cost and expense of the Indemnifying Party and shall furnish records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith. The Indemnified Party may, at its sole cost and expense, at any time prior to the Indemnifying Party's delivery of the notice referred to in the last sentence of the preceding paragraph, file any pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests. The Indemnified Party, at its expense, may participate in, but not control, any defense or settlement of any Third Party Claim conducted by the Indemnifying Party pursuant to this Section 9.4(a).

               If the Indemnifying Party fails to notify the Indemnified Party within the Third Party Claim Response Period that the Indemnifying Party desires to defend the Third Party Claim or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, then the Indemnified Party shall defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith and will not be paid, compromised or settled (without the consent of the Indemnifying Party which shall not be unreasonably withheld or delayed). The Indemnifying Party shall, at its sole cost and expense, cooperate in such defense and shall furnish records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith. Notwithstanding the foregoing provisions of this paragraph, if the Indemnifying Party is determined not to be liable for such Third Party Claim pursuant to the last paragraph of this Section 9.4(a) and Section 9.4(c), the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense or the Indemnifying Party's participation therein pursuant to this paragraph, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such defense.

               If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under this Article IX or fails to notify the Indemnified Party within the Third Party Claim Response Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the actual Losses of the Indemnified Party as finally determined will be conclusively deemed a liability of the Indemnifying Party under this Article IX, and the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party on demand. If the Indemnifying Party notifies the Indemnified Party within the Third Party Claim Response Period that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of thirty (30) days from the date of such notice, either party may require that such dispute be resolved by arbitration in accordance with Section 9.4(c) hereof.

               Notwithstanding anything in Section 9.4(a) to the contrary, with respect to the matters subject to indemnification under Section 9.2(a)(ii), (i) no Third Party Claims Notice need be given by Watsco, and (ii) Watsco shall control the negotiations and any defense of such matters in a reasonable manner and in good faith, and shall not pay, compromise or settle any such matter without the prior written consent of Trek (which shall not be unreasonably withheld or delayed), it being understood that costs and expenses incurred by Watsco related to such matters shall be Losses for which Watsco shall be entitled to indemnification under Section 9.2(a)(ii), subject to Section 9.6.

               (b) OTHER CLAIMS. In the event any Indemnified Party should have a claim under this Article IX against any Indemnifying Party that does not involve a Third Party Claim or a claim under Article II for a purchase price adjustment (which Article contains its own applicable dispute resolution mechanism), the Indemnified Party shall promptly give written notice and the details thereof, including copies of all relevant information and documents and (if then known) the amount or method of computation of the amount of such claim (collectively, an "INDEMNITY NOTICE"), to the Indemnifying Party within a period of thirty (30) days following the discovery of the claim by the Indemnified Party (the "CLAIM NOTICE PERIOD") and shall furnish records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith. The failure by any Indemnified Party to give the Indemnity Notice within the Claim Notice Period shall not impair the Indemnified Party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. The Indemnifying Party shall notify the Indemnified Party within a period of thirty (30) days after the receipt of the Indemnity Notice by the Indemnifying Party (the "INDEMNITY RESPONSE PERIOD") whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article IX with respect to such claim. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Indemnity Response Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the actual Losses as finally determined will be conclusively deemed to be a liability of the Indemnifying Party under this Article IX and the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party on demand. If the Indemnifying Party notifies the Indemnified Party within the Indemnity Response Period that the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of thirty (30) days from the date of such notice, either party may require that such dispute be resolved by arbitration in accordance with Section 9.4(c) hereof.

               (c) RESOLUTION OF DISPUTES. Any dispute to be submitted to arbitration pursuant to this Section 9.4 shall be finally and conclusively determined in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "RULES OF ARBITRATION") then in effect by the decision of one (1) arbitrator (the "BOARD OF ARBITRATION") selected in accordance with the Rules of Arbitration. The Arbitration shall be held in Coconut Grove, Florida and the arbitrator shall render its decision in writing with respect to and stating the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of the claim made by the Indemnified Party. To the extent practical, the decision of the arbitrator shall be rendered no more than thirty (30) days following commencement of proceedings with respect thereto. The arbitrator shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the arbitrator (either prior to or after the expiration of such thirty (30) day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction.

               Trek and Watsco each hereby consent to the non-exclusive jurisdiction of the foregoing arbitrator and to the non-exclusive jurisdiction of any local, state or federal court located in the State of Florida for the purpose of enforcing the decision or award of the arbitrator or otherwise. Trek and Watsco agree that all service of process may be made on any such party by personal delivery or by registered or certified mail addressed to the appropriate party at the address for such party set forth in Section 11.1 hereof.

               All fees, costs and expenses of the Indemnified Party and the Indemnifying Party in relation to the arbitration, including, but not limited to, attorneys' fees shall be paid by such parties as determined by the arbitrator. Each and every arbitration proceeding commenced pursuant to this Section 9.4(c) shall be consolidated with any arbitration proceeding simultaneously or previously commenced under this
        Section 9.4(c).

        SECTION 9.5 CONTINUED LIABILITY FOR INDEMNITY CLAIMS.

        The liability of any Indemnifying Party hereunder with respect to claims hereunder shall continue for so long as any claims for indemnification may be made hereunder pursuant to Section 9.7 hereof and, with respect to any such indemnification claims duly and timely made, thereafter until the Indemnifying Party's liability therefor is finally determined and satisfied.

        SECTION 9.6 LIMITATIONS ON INDEMNIFICATION.

               (a) CERTAIN TYPES OF DAMAGES. No Indemnifying Party shall be liable for special or consequential damages, other than those sought to be recovered against an Indemnified Party in a Third Party Claim.

               (b) THRESHOLD AMOUNT. (i) No amount of indemnity shall be payable in the case of a claim by Watsco under Section 9.2(a)(i) or Section 9.2(b) (other than with respect to Sections 5.3, 5.4, 5.5 or 6.4 or
        Article II or with respect to the Noncompetition Agreement) unless, until and only to the extent that Watsco and its Affiliates have suffered or incurred Losses aggregating in excess of Two Hundred Fifty Thousand Dollars ($250,000) as a result of or arising out of the matters described in Section 9.2(a)(i) and Section 9.2(b); (ii) no amount of indemnity shall be payable in the case of a claim by Watsco under
        Section 9.2(a)(ii) unless, until and only to the extent that Watsco and its Affiliates have suffered or incurred Losses aggregating in excess of Two Hundred Fifty Thousand Dollars ($250,000) as a result of or arising out of the matters described in Section 9.2(a)(ii); and (iii) no amount of indemnity shall be payable in the case of a claim by Trek under
        Section 9.3 unless, until and only to the extent that Trek and its Affiliates has suffered or incurred Losses aggregating in excess of Two Hundred Fifty Thousand Dollars ($250,000) as a result of or arising out of the matters described in Section 9.3.

               (c) LIMITATION ON RECOVERY. Recovery by Watsco and its Affiliates under Section 9.2 shall be limited, in the aggregate, to no more than Five Million Dollars ($5,000,000), with the exception of claims based upon Section 3.7, Section 3.19 (only to the extent it relates to a defined contribution plan), the representations and warranties regarding matters of title to the Shares included in the Section 3.4(a), Sections 5.3, 5.4, 5.5 and 6.4, Article II and the Noncompetition Agreement. There shall be no such limitation for any indemnification payments with respect to Section 3.7, Section 3.19 (only to the extent it relates to a defined contribution plan), representations and warranties regarding matters of title to the Shares in Section 2.4(a), Section 5.3, Section 5.4, Section 5.5, Section 6.4, Aritcle II or the Noncompetition Agreement.

               (d) LOSSES NET OF TAXES AND INSURANCE. The amount of any Loss for which indemnification is provided under this Article IX shall be (i) increased to take account of any net Tax Cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for any Tax incurred on such increase) and (ii) reduced to take account of any proceeds of insurance received by the Indemnified Party and of any net Tax Benefit realized or realizable by the Indemnified Party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax Cost or Tax Benefit, the Indemnified Party shall be deemed to have recognized all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified claim.

               (e) ADDITIONAL LIMITATIONS ON INDEMNIFICATION. To the extent that Watsco has or gains knowledge prior to the Closing Date of any breach of any representation or warranty set forth in Article III hereof other than from Trek or Baker, Watsco shall promptly notify Trek of such breach, and in the event Watsco does not so notify Trek, the amount of Losses incurred in connection with or arising from such breach shall be reduced by the amount of Losses, if any, that could reasonably have been prevented by Trek if it had received prompt notice of such breach. For purposes of this Section 9.6, the knowledge of Watsco shall mean the actual knowledge of executive officers of Watsco.

               (f) ADDITIONAL LIMITATIONS REGARDING 9.2(A)(II). Recovery by Watsco and its Affiliates under Section 9.2(a)(ii) shall be limited, in the aggregate, to no more than One Million Five Hundred Thousand Dollars ($1,500,000). In addition, once the $250,000 threshold limitation established in Section 9.6(b)(ii) has been satisfied, Watsco and its Affiliates shall only be entitled to indemnification for 50% of its and their Losses under Section 9.2(a)(ii).

        SECTION 9.7 TIME LIMITS ON CLAIMS.

        Notwithstanding anything in this Agreement to the contrary, a claim by any Indemnified Party under Section 9.2(a)(i), 9.2(b) or 9.3 may be made only prior to May 1, 1998 with the exception of (a) Sections 3.7 and 3.19 (only with respect to a defined contribution plan) with respect to which such representations and warranties shall survive and claims thereon may be made until the expiration of the applicable statute of limitation; (b) Section 3.22 with respect to which such representations and warranties shall survive and claims thereon may be made for three (3) years following the Closing Date; and (c) representations and warranties regarding matters of title to the Shares included Section 3.4(a) of this Agreement with respect to which such representations and warranties shall survive and claims thereon may be made without any limitation as to time. Notwithstanding anything in this Agreement to the contrary, a claim by any Indemnified Party under Section 9.2(a)(ii) may only be made for three (3) years following the Closing Date.

        Notwithstanding anything in this Agreement to the contrary, any claim pursuant to Sections 9.2 or 9.3 not made within the foregoing relevant time period shall expire and be forever barred thereafter.

        SECTION 9.8 REMEDIES.

        Notwithstanding anything contained herein to the contrary, it is specifically understood and agreed that in the event a misrepresentation or breach of warranty or covenant by Trek is discovered by Watsco after the Closing, the remedy of Watsco shall be limited to the indemnification as set forth in Article IX, and Watsco shall not be entitled to a recession of this Agreement.

        SECTION 9.9 SOURCES OF PAYMENT.

        To the extent any party hereto or any of its Affiliates is entitled to indemnification for Losses under this Article IX and such entitlement has either not been disputed by the other party hereto within the time periods established in this Article IX or any dispute related thereto has been resolved in favor of such party in accordance with this Article IX (and such resolution has become final and non-appealable), then such party or Affiliate may (but shall not be required to) set off such amounts against (and deduct them from) any amounts owing to the other party or any of its Affiliates under this Agreement or any Related Agreement but only with respect to any indemnification right which has been so resolved and become final and non-appealable. The foregoing right is in addition to any other rights that the parties may have for indemnification.


                                    ARTICLE X
                                   TERMINATION

        SECTION 10.1 GROUNDS FOR TERMINATION.

        This Agreement may, by written notice given prior to or at the Closing, be terminated:

               (a) By either Watsco or Trek if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or has not been cured within ten (10) Business Days of the date such notice was given;

               (b)(i) by Watsco if any of the conditions in Article VII have not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of Watsco to comply with its obligations under this Agreement) and Watsco has not waived such condition in writing on or before the Closing Date; or

        (ii) by Trek, if any of the conditions in Article VIII have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Trek to comply with its obligations under this Agreement) and Trek has not waived such a condition in writing on or before the Closing Date;

               (c) by mutual consent of Watsco and Trek; or

               (d) by either Watsco or Trek if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 1997, or such later date as the parties may agree upon.

        SECTION 10.2 EFFECT OF TERMINATION.

        Each party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 6.1 and 11.2 will survive termination unimpaired; PROVIDED, HOWEVER, that, if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue the legal remedies will survive such termination unimpaired.


                                   ARTICLE XI
                                  MISCELLANEOUS

        SECTION 11.1 NOTICES.

        All notices, requests and other communications hereunder shall be in writing and will be deemed to have been duly given (a) when personally delivered, (b) when sent by telefax to a party at the number listed below for such party (provided that evidence of successful transmission is obtained), (c) two (2) Business Days after the day on which the same has been delivered prepaid to a national courier service providing evidence of delivery, or (d) three (3) Business Days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed to the party to whom such notice is to be given at the following address for such party:

     If to Watsco:       Watsco, Inc.
                         2665 South Bayshore Drive, Suite 901
                         Coconut Grove, Florida 33133
                         Attention:  Barry S. Logan, Chief Financial Officer
                         Telefax No.: (305) 858-4492

     With a copy to:     Moore & Van Allen, PLLC
                         NationsBank Corporate Center
                         100 North Tryon Street, Floor 47
                         Charlotte, North Carolina  28202
                         Attn:  Aaron D. Cowell, Jr.
                         Telefax No.: (704) 331-1159

     If to Trek:         Trek Corporation
                         801 West Madison
                         Waterloo, Wisconsin 53594
                         Attn:  Richard A. Burke, President
                         Telefax No.:  (920) 478-4200

     With a copy to:     Lord, Bissell & Brook
                         Suites 2600-3600 Harris Bank Building
                         115 South LaSalle Street
                         Chicago, Illinois 60603
                         Attn:  Kay W. McCurdy
                         Telefax No.:  (312) 443-0336

        Any party from time to time may change its address, telefax number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

        SECTION 11.2 FEES AND EXPENSES.

        Trek and Watsco shall each bear its own expenses in connection with the negotiation and preparation of this Agreement and the Related Agreements, all documents and instruments contemplated hereby, and the consummation of the transactions contemplated hereby, including without limitation the fees and expenses of their respective counsel, accountants, investment bankers, finders and consultants. Trek shall not permit or allow Baker or ISI to bear or pay any such expenses or agree to bear or pay any such expenses.

        SECTION 11.3 PUBLIC ANNOUNCEMENTS.

        Except as otherwise required by Law, neither Trek nor Watsco shall (and each shall cause its respective Affiliates and Representatives not to) issue any press release or make any other public announcement with respect to the transactions contemplated hereby without the approval of the other party, which approval shall not be unreasonably withheld or delayed.

        SECTION 11.4 ENTIRE AGREEMENT.

        This Agreement supersedes all prior and contemporaneous discussions and all prior written agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

        SECTION 11.5 WAIVER; REMEDIES.

        Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        SECTION 11.6 AMENDMENT.

        This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        SECTION 11.7 ASSIGNMENT; BENEFITS AND BINDING EFFECT.

        Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, provided that Watsco may assign its rights hereunder for collateral security purposes to any lenders providing financing to Watsco or any of its Affiliates. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

        SECTION 11.8 CAPTIONS; REFERENCES.

        The captions used in this Agreement (including the exhibits and schedules hereto) have been inserted for convenience of reference only and do not define or limit the provisions hereof. Whenever required by the context, and as used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts and specific named statutes and accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name.

        SECTION 11.9 EXHIBITS AND SCHEDULES.

        All exhibits and schedules referred to in this Agreement, all attachments to exhibits or schedules, and any other attachment to this Agreement are hereby incorporated by reference into this Agreement and hereby are made a part of this Agreement as if set out in full.

        SECTION 11.10 GOVERNING LAW.

        This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

        SECTION 11.11 COUNTERPARTS.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        SECTION 11.12 SEVERABILITY.

        Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        SECTION 11.13 NO THIRD PARTY BENEFICIARY.

        This Agreement shall not confer any rights or remedies upon any Person or entity other than the parties hereto and their respective successors and permitted assigns.

        SECTION 11.14 SURVIVAL.

        Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

        SECTION 11.15 ATTORNEYS' FEES; CONSENT TO NON-EXCLUSIVE JURISDICTION.

        In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal and costs incurred in bringing such suit or proceeding. Each party to this Agreement consents to the non-exclusive jurisdiction of the state courts of the State of Florida and to the U.S. District Courts for any district in Florida (and to the appropriate appellate courts) in any action or proceeding seeking to enforce any provision hereof, or based on any right arising out of, this Agreement, and each party waives any objection to venue laid therein.

        SECTION 11.16 SPECIFIC PERFORMANCE.

        Each of the parties hereto acknowledges that the rights of each other party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that a party violates or fails and refuses to perform any covenant or agreement made by it in this Agreement, then each other party may be without an adequate remedy at law. Each party agrees, therefore, that in the event it violates or fails and refuses to perform any covenant or agreement made by it in this Agreement, each other party may, in addition to any remedies hereunder for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

        SECTION 11.17 RIGHT TO CURE BREACHES.

        Either party shall have the right to seek to cure any breach of any representation, warranty or covenant made by it in this Agreement to the attachments hereto; PROVIDED, that no such cure shall affect any rights to indemnification for Losses incurred in connection with or arising out of any such breach and PROVIDED FURTHER that any such cure shall be effected within ten
(10) Business Days following notice of such breach. Each party shall cooperate with the other in connection with any attempt to cure any such breach, including, but not limited to, providing such other party, its employees and representatives, access to any necessary books and records and making available any necessary personnel at the breaching party's sole cost and expense.

        SECTION 11.18 INTEREST.

        All payments owing under this Agreement by any party which are not paid when due shall bear interest calculated at a per annum rate of 7% (or, if less, the highest rate allowed by applicable Law) from the due date thereof until paid. (It is understood by the parties this Section 11.18 is not intended to, and does not, mean that interest shall be owing by one party to the other with respect to funds while they are held by the Escrow Agent under the Escrow Agreement.)


         [The remainder of this page has been left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         WATSCO, INC.



                                         By:/S/ BARRY S. LOGAN
                                            -------------------------------
                                         Name:  Barry S. Logan
                                         Title: Vice President, Finance and
                                                Chief Financial Officer





                                         TREK CORPORATION



                                         By:/S/ JOSEPH R. SIEFKES
                                            -------------------------------
                                         Name:  Joseph R. Siefkes
                                         Title: Vice President, Finance